As filed with the Securities and Exchange Commission on September 12, 2008	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

SUPERTEL HOSPITALITY, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	52-1889548 (IRS Employer Identification No.)

309 N. 5th St.

Norfolk, NE 68701

(402) 371-2520

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donavon A. Heimes

Chief Financial Officer & Secretary

309 N. 5th St.

Norfolk, NE 68701

(402) 371-2520

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

David L. Hefflinger

Guy Lawson

McGrath North Mullin & Kratz, PC LLO

Suite 3700 First National Tower

1601 Dodge Street

Omaha, NE 68102

(402) 341-3070

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	1,000,000	$4.57	$4,570,000	$179.61

(1)	Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low price of the registrant’s common stock on the Nasdaq Global Market on September 10, 2008.

PROSPECTUS

DIVIDEND REINVESTMENT PLAN

1,000,000 Shares

Common Stock

We are pleased to offer you the opportunity to participate in the Supertel Hospitality, Inc. Dividend Reinvestment Plan, which we refer to as the plan. The plan is designed for long-term investors who wish to invest and build their stock ownership over time. The plan provides you the opportunity to reinvest all or a portion of the cash dividends paid on shares of our common stock and preferred stock in additional shares of our common stock.

This prospectus relates to 1,000,000 shares of our common stock, par value $.01 per share, to be offered for purchase under the plan. Our common stock is listed on the Nasdaq Global Market under the symbol “SPPR.” On September 11, 2008, the closing price of our common stock was $4.57 per share.

Key features of the plan are that you can:

•	enroll in the plan if you are a Supertel shareholder;

•	automatically reinvest all or any portion of your cash dividends in additional shares of our common stock;

•	transfer your shares of our common stock easily; and

•	own and transfer your shares of our common stock without holding or delivering physical stock certificates.

To ensure that we can continue to qualify as a real estate investment trust, or REIT, under the federal income tax laws, our articles of incorporation generally do not permit anyone to own more than 9.9% of our outstanding common stock. This limitation and other limits on who can own our common stock are described in “Restrictions on Ownership and Transfer” on page 22 of this prospectus.

Please read this prospectus carefully and keep it and any future investment statements for your reference. If you have any questions about the plan, please call the plan administrator, American Stock Transfer & Trust Company, LLC, or AST, toll free at (866) 714-7295, 24 hours a day, seven days a week. Customer service representatives are available Monday through Thursday, between the hours of 8:00 A.M. and 7:00 P.M. Eastern time, and Friday, between the hours of 8:00 A.M. and 5:00 P.M. Eastern time.

Investing in our common stock involves risks. You should carefully consider the risks discussed in this prospectus and in our filings with the Securities and Exchange Commission before enrolling in the plan and investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 12, 2008.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is current as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus and the documents incorporated into this prospectus by reference are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements include statements about our intention with respect to our business, our markets, our belief that we have the liquidity and capital resources necessary to meet our known obligations and to make additional acquisitions and capital improvements when appropriate to enhance long term growth; and other statements preceded by, followed by or otherwise including words such as “believe,” “expect,” “intend,” “project,” “anticipate,” “potential,” “may,” “will,” “designed,” “estimate,” “should,” “continue” and other similar expressions. These statements indicate that we have used assumptions that are subject to a number of risks and uncertainties that could cause our actual results or performance to differ materially from those projected.

Although we believe that the expectations reflected in forward-looking statements are based on reasonable assumptions, you should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Important factors that could cause our actual results to differ materially from the expectations reflected in our forward-looking statements include:

•	the economic health of the markets in which we own properties and in which we may invest in the future;

•	the operating strategies and results of our hotel management companies;

•	market conditions, including occupancy levels and rates;

•	our ability to identify and acquire properties that meet our criteria for investment;

•	the level and volatility of prevailing market interest rates and general economic conditions;

•	financing risks, such as our inability to obtain debt or equity financing on favorable terms, or at all;

•	compliance with applicable laws, including those concerning the environment and access by persons with disabilities;

•	the availability and cost of insurance; and

•

other factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and other documents filed with the Securities and Exchange Commission, or SEC, or otherwise incorporated by reference into this prospectus.

In light of these uncertainties, the events anticipated by our forward-looking statements might not occur and we caution you not to place undue reliance on any of our forward-looking statements. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise, and those statements speak only as of the date made. The foregoing review of factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements should not be construed as exhaustive.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, and file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Our SEC filings may be found on our website at www.supertelinc.com. The SEC also maintains a web site (http://www.sec.gov) on which our reports, proxy statements and other information are made available. You may also read and copy any document we file with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Our common stock is listed on the Nasdaq Global Market and, as a result, we also file our reports, proxy statements and other information with Nasdaq.

We filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to our company and the securities offered pursuant to this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” our publicly-filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and in prior reports. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered pursuant to this prospectus have been sold. Unless expressly incorporated into this prospectus, a report, or part of a report, furnished, but not filed, on Form 8-K under the Exchange Act shall not be incorporated by reference into this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008; and

•	Our Current Reports on Form 8-K filed on May 7, 2008 and May 30, 2008.

You may request a copy of these documents, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing us at the following address or calling us at the telephone number listed below:

Supertel Hospitality, Inc.

309 North 5th Street

Norfolk, Nebraska 68701

Attn: Shareholder Relations

Telephone: (402) 371-2520

Facsimile: (402) 371-4229

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

ABOUT THIS PROSPECTUS

We are providing information to you about this offering of our common stock in this prospectus. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front of the document. Our business, financial condition, results of operations and prospects may have changed since then. Updated information may have been subsequently provided as explained under “Where You Can Find More Information” in this prospectus.

It is important for you to read and consider all of the information contained in this prospectus in making your decision to invest in our common stock. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

OUR COMPANY

We are a self-administered real estate investment trust, or REIT, focused on owning limited service hotels. We currently own 125 hotels in 24 states containing an aggregate of 10,886 rooms. We continue to review acquisition candidates, both portfolio and individual properties. Our acquisition strategy remains to buy properties that can generate strong cash flow and benefit from our scale, distribution and asset management. Our senior management team has an average of 15 years experience in the hospitality industry.

In 1993, Supertel Hospitality, Inc. was formed as a corporation focused on the acquisition and development of Super 8® hotels. In 1994, Humphrey Hospitality Trust, Inc. was formed as a REIT focused on owning limited service hotels. In 1999, Supertel Hospitality, Inc. was merged into Humphrey Hospitality Trust, Inc. and thereafter until May 2005 the combined companies operated as a REIT under the name “Humphrey Hospitality Trust, Inc.” In May 2005, we changed our name from “Humphrey Hospitality Trust, Inc.” to “Supertel Hospitality, Inc.”

Our Structure and Tax Status

We conduct our business through a traditional umbrella partnership REIT, or UPREIT, in which our hotel properties are owned by our operating partnerships, Supertel Limited Partnership and E&P Financing Limited Partnership, and limited partnerships, limited liability companies or other subsidiaries of our operating partnerships. We currently own, indirectly, an approximate 94% general partnership interest in Supertel Limited Partnership and a 100% partnership interest in E&P Financing Limited Partnership. In the future, these limited partnerships may issue limited partnership interests to third parties from time to time in connection with our acquisitions of hotel properties.

We elected to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ended on December 31, 1994. We believe that we have operated and will continue to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes. If we continue to qualify for taxation as a REIT, we generally will not be subject to federal income tax on that portion of our ordinary income or net capital gain that is currently distributed to our shareholders. Our ability to continue to qualify as a REIT will depend upon our satisfaction of various operational and organizational requirements, including requirements related to the nature of our assets, the sources of our income, the diversity of our stock ownership and the distributions to our shareholders, including a requirement that we distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction, each year to our shareholders. If we fail to qualify as a REIT, we will be subject to federal income tax at regular corporate rates (up to 35%) as well as state and local taxes. Even if we qualify as a REIT, we may be subject to some federal, state, local and foreign taxes on our income and property.

In order to continue to qualify as a REIT, our income must come primarily from “rents from real property,” mortgage interest and real estate gains. Qualifying “rents from real property” includes rents from interests in real property, certain charges for services customarily rendered in connection with the rental of real property, and a limited amount of rent attributable to personal property that is leased under, or in connection with, a lease of real property. However, in order for the income from our hotel property investments to constitute “rents from real property,” the income we earn cannot be derived from our operation of any of our hotels. Therefore, we generally must lease our hotel properties to another party from whom we will derive rent income that will qualify as “rents from real property” under the REIT rules. Accordingly, we generally lease each of our hotels to a taxable REIT subsidiary, or TRS. A TRS is fully subject to corporate income tax as a C corporation on its earnings. Each TRS lessee pays rent to us that generally should qualify as “rents from real property,” provided that an “eligible independent contractor” operates and manages each hotel property on behalf of the TRS lessee. We lease each of our hotel properties to TRS Leasing, Inc., which is a TRS that is indirectly wholly-owned by us, or its wholly-owned subsidiaries. TRS Leasing, Inc. and its wholly-owned subsidiaries are referred to as our TRS Lessee. Our hotel properties are managed by Royco Hotels, Inc. and HLC Hotels, Inc., each of which we believe qualifies as an “eligible independent contractor.” The income remaining in our TRS Lessee after the payment of rent to us, management fees, operating expenses and other costs will be subject to corporate tax.

Our Principal Office

Our executive offices are located at 309 N. 5th St, Norfolk, Nebraska 68701 and our telephone number is (402) 371-2520. We maintain an Internet website located at www.supertelinc.com. Our internet website and the information contained therein or connected thereto does not constitute a part of this prospectus or any amendment or supplement thereto. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports are available free of charge on our website as soon as reasonably practicable after they are filed with the SEC. We also make available the charters of our board committees and our Code of Business Conduct and Ethics on our website. Copies of these documents are available in print upon request. Requests should be sent to Supertel Hospitality, Inc., 309 N. 5th St, Norfolk, Nebraska 68701, Attn: Corporate Secretary.

RISK FACTORS

An investment in our common stock offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, before acquiring any of such securities.

USE OF PROCEEDS

Proceeds from the reinvestment of cash dividends in newly issued shares of our common stock under the plan will be available for general corporate purposes. We have no basis for estimating either the number of shares of our common stock that will ultimately be issued, if any, under the plan or the prices at which such shares will be issued.

INFORMATION ABOUT THE PLAN

1. What is the purpose of the plan?

The plan is a convenient and economical way for current Supertel shareholders to increase their holdings in our common stock. Participants in the plan may have all or any portion of their cash dividends paid on shares of our common stock and preferred stock automatically reinvested in our common stock. The primary purpose of the plan is to benefit long-term investors who want to increase their investment in our common stock. The plan administrator is American Stock Transfer & Trust Company, LLC, which we refer to as AST.

Participation in the plan is voluntary, and we give no advice regarding your decision to join the plan. However, if you decide to participate, an enrollment form and reply envelope are enclosed for your convenience. In addition, enrollment forms are also available, and may be completed, online. You can access these services through AST’s website, www.amstock.com.

2. What options are available under the plan?

If you are a current Supertel shareholder and elect to participate in the plan, you may have cash dividends on all or any portion of your shares of our common stock and preferred stock automatically reinvested in additional shares of our common stock.

3. What are the benefits and disadvantages of the plan?

The primary benefits of participating in the plan are as follows:

•	You may automatically reinvest cash dividends on all or a portion of your holdings of our common stock and preferred stock in additional shares of our common stock.

•	Shares of our common stock purchased directly from us under the plan will be issued without a sales commission.

•

Your funds are subject to full investment under the plan because your account will be credited with the purchase of whole shares of our common stock, as well as fractional shares computed to three decimal places. Dividends will be paid not only on whole shares but also proportionately on fractional shares held in your account. Dividends paid on all such shares, including fractional shares, will be used to purchase additional shares of our common stock, unless you specify otherwise.

•

You may direct the plan administrator to transfer, at any time at no cost to you, all or a portion of your shares of our common stock in the plan to a plan account for another person as long as you meet all of the transfer requirements as set forth in Question 21.

•

The plan offers a “share certificate safekeeping” service that allows you to deposit physical stock certificates with the plan administrator and to have your ownership of our common stock and preferred stock under the plan maintained on the plan administrator’s records in uncertificated form as part of your plan account, if you so desire.

•

You will receive statements containing year-to-date information on all plan transactions in your account within a reasonable time after a transaction occurs, as well as on a quarterly basis, that are designed to simplify your recordkeeping.

The primary disadvantages of participating in the plan are as follows:

•

Your investment in shares of our common stock under the plan is not different from any investment in shares that you purchase directly. We cannot assure you of a profit or protect against a loss. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to your investment in shares under the plan.

•

If you reinvest dividends under the plan, you will be treated for federal income tax purposes as having received a dividend on the related date of purchase of shares of our common stock under the plan, which may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. See Question 32.

•

You will have limited control over the specific timing of purchases and sales of our common stock under the plan. Because the plan administrator must receive funds for a cash purchase prior to the actual purchase date of the common stock, your investments may be exposed to changes in market conditions.

•

We may, in our sole discretion, without prior notice, change our determination as to whether shares of our common stock will be purchased by the plan administrator directly from us or through open market or privately negotiated purchases. You will pay your pro rata share of all brokerage commissions in connection with any reinvestment of dividends in which the plan administrator purchases shares of our common stock on the open market. You will also pay a minimal service fee. See Question 8.

•	No interest will be paid on dividends that the plan administrator holds pending investment or that may ultimately be returned to you. See Questions 12 and 15.

•

The purchase price for shares of our common stock purchased under the plan may exceed the price of acquiring shares of our common stock on the open market at any given time on the actual purchase date.

4. Who is eligible to participate in the plan?

The plan is open to current Supertel shareholders who are U.S. residents.

5. Can non-U.S. citizens participate in the plan?

Yes. If you are not a U.S. citizen, you can participate in the plan, provided there are no laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the plan. We reserve the right to terminate the participation of any shareholder if we deem it advisable under any foreign laws or regulations. You will be subject to certain tax withholding regarding dividends that are reinvested.

6. How do I enroll in the plan if I am already a Supertel shareholder?

After being furnished with a copy of this prospectus, you may join the plan at any time by enrolling on-line through AST at www.amstock.com or by completing and returning the enclosed enrollment form. All plan materials, including enrollment forms, as well as other plan forms and this prospectus, are available through the plan administrator as indicated in the answer to Question 25 below.

You will become a participant after a properly completed enrollment form has been received and accepted by the plan administrator or after you enroll on-line.

7. I already own shares, but they are held by my bank or broker and registered in “street name.” How can I participate in the plan?

If you are the beneficial owner of our common stock or preferred stock and the shares are registered in “street name” (for example, in the name of a bank, broker or trustee), you may participate in the plan by either: (1) transferring those shares into your own name and depositing the shares into the plan for safekeeping and/or electing to reinvest cash dividend payments on the shares in additional shares of our common stock (see the answer to Question 19); or (2) making arrangements with your record or registered holder (for example, your bank, broker or trustee, who will become the participant) to participate in the plan on your behalf.

8. Are there fees associated with participation in the plan?

Yes. The following fees apply to your enrollment and participation in the plan:

Fees
	If Purchases are Made Directly from Us	If Purchases (Sales) are Made in the Open Market
Enrollment fee for new participants	$0	$0
Service fee for dividend reinvestment	2% ($2.50 max)	2% ($2.50 max)
Commission on all purchases of shares	None	$.10 per share
Service fee for sale of shares (partial or full) or termination	—	$15.00 per transaction
Commission on all sales of shares	—	$.10 per share
Deposit or share certificate safekeeping service	$7.50	$7.50

9. What are the dividend reinvestment options?

You may select from the following dividend reinvestment options:

•

Full Dividend Reinvestment: You may elect to reinvest all of the cash dividends paid to you on shares of our common stock and preferred stock by designating your election on your enrollment form. Dividends paid on all shares of our common stock and preferred stock registered in your name in physical stock certificate form and/or credited to your account will be reinvested under the plan in additional shares of our common stock.

•

Partial Dividend Reinvestment: You may elect to receive part of the cash dividends paid to you on shares of our common stock and preferred stock by designating your election on your enrollment form. If you elect partial dividend reinvestment, you must specify the class and number of whole shares for which you want to receive cash dividends. Dividends paid on all other shares of our common stock and preferred stock registered in your name in physical stock certificate form and/or credited to your account will be reinvested under the plan in additional shares of our common stock.

Automatic reinvestment of your dividends does not relieve you of liability for income taxes that may be owed on your dividends. Dividends paid on shares credited to your account will be included in information provided both to you and the Internal Revenue Service, or IRS. You will be treated for federal income tax purposes as having received a dividend on the related date of purchase of shares of our common stock under the plan, which may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. See Question 32.

AST will begin to reinvest your dividends automatically on the next dividend payment date after AST receives your fully completed enrollment form and initial investment, if applicable. If your completed enrollment form and initial investment, if applicable, arrive after the record date, reinvestment may not begin until the following dividend.

10. What transactions can I conduct through AST’s online services?

AST offers you a convenient way to invest in our common stock completely online, without having to send in any forms or checks by mail. Through AST’s online services, you may:

•	enroll in the plan;

•	change your dividend reinvestment election;

•	review your transaction history and position summary;

•	request certificates;

•	arrange for online sales of some or all of your shares of our common stock;

•	download enrollment and other forms;

•	update personal information;

•	receive transaction confirmations via email; and

•	arrange to receive our annual reports and other materials over the Internet.

You can access these services through the investor relations section of AST’s website, www.amstock.com. Participation in the plan through the Internet is entirely voluntary.

If you are currently a Supertel shareholder, you will need your account number, social security number and password to access your account online.

11. What is the source of our common stock purchased through the plan?

Shares will be purchased by the plan administrator:

•	directly from us, either in the form of newly issued shares or treasury shares;

•	from parties other than us, through open market transactions; or

•	using a combination of direct purchases and open market transactions;

in each case, at our sole discretion.

We may also, without prior notice to participants, change our determination as to whether shares of our common stock will be purchased by the plan administrator directly from us or in the open market. In connection with any reinvestment of dividends in which the plan administrator purchases shares of our common stock on the open market, you will pay your pro rata share of all brokerage commissions.

Share purchases in the open market may be made on any stock exchange where our common stock is traded or in privately negotiated transactions on such terms as AST may reasonably determine. Neither we nor any participant will have any authority or power to direct the date, time or price at which shares of our common stock may be purchased by AST. No one, other than AST, may select the broker or dealer through or from whom purchases are to be made.

We presently expect that most shares of our common stock will be purchased directly from us in the form of either newly issued shares or treasury shares.

12. When will shares be purchased under the plan?

If the plan administrator acquires shares directly from us, it will combine the dividend funds of all plan participants whose dividends are automatically reinvested and will generally invest such dividend funds on the dividend payment date (and any succeeding Nasdaq Global Market trading days necessary to complete the order). If the dividend payment date falls on a day that is not a Nasdaq Global Market trading day, then the investment will occur on the next Nasdaq Global Market trading day. If the plan administrator acquires shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the day that would be deemed the purchase date if the shares were acquired directly from us (the dividend payment date or, if the dividend payment date falls on a day that is not a Nasdaq Global Market trading day, the next Nasdaq Global Market trading day) and ending no later than thirty-five (35) days following the date on which we paid the applicable cash dividend, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.

13. At what price will shares be purchased?

The price of shares for dividend reinvestment will be determined as follows:

•

If the shares are purchased in the open market, the purchase price will be the average price per share of shares purchased. You will be subject to minimal investment fees in connection with open market purchases. See Question 8.

•

If the shares are purchased from us, the purchase price will be the average of the daily high and low sales prices for a share of our common stock reported by the Nasdaq Global Market on the applicable purchase date, or, if no trading occurs in shares of our common stock on the applicable purchase date, the first Nasdaq Global Market trading day immediately preceding the purchase date for which trades are reported.

14. Will fractional shares be purchased?

If any dividend is not sufficient to purchase a whole share of our common stock, a fractional share equivalent will be credited to your account. Dividends will be paid on the fraction and will be reinvested or paid in cash in accordance with your standing instructions.

15. Will interest be paid on plan accounts?

No. Interest will not be paid on plan accounts or on any dividends held pending investment.

16. Who will hold the additional shares purchased through the plan?

Shares of our common stock purchased through the plan are held in safekeeping in book-entry form on AST’s records. The number of shares (including fractional interests) held for each participant will be shown on each account statement. Keeping shares in book-entry form protects against certificate loss, theft and destruction.

17. How may I receive a physical stock certificate?

You may obtain a physical stock certificate for some or all of your whole shares of our common stock at any time by requesting AST to withdraw shares from your plan account. You may make such a request by going to www.amstock.com, calling AST directly at (866) 714-7295 or by using the tear-off form attached to the account statement. Certificates are normally issued to participants within five business days after receipt of the request. Issuing a certificate for shares held in your plan account does not affect the automatic reinvestment of your dividends unless you withdraw all of the shares held in your plan account. No certificates will be issued for fractional shares of our common stock. Any remaining whole or fractional shares will continue to be credited to your account. If you request a certificate for all shares credited to your account, a certificate will be issued for the whole shares, and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the then current market price of our common stock, less any service fee and any other costs of sale. Please refer to Question 23 for instructions on closing your plan account.

18. How do I replace a lost, stolen or destroyed physical stock certificate?

If your physical stock certificate is lost, stolen or destroyed, you should notify AST immediately so that a stop transfer order can be placed on the certificate. You should provide as much specific information about the certificate in question as possible in order to assist AST in identifying which certificate to place a stop transfer order against (certificate number, number of shares, date issued, etc.). AST will send you the forms necessary for issuing a replacement certificate. Please note that there is a fee of approximately 2% of the market value of the shares charged to purchase a replacement indemnity bond.

19. May I add my physical stock certificates to my plan account for safekeeping?

At the time of enrollment in the plan or at any later time, you may use the plan’s “share certificate safekeeping” service to deposit with AST any share of our common stock in certificate form in your possession and registered in your name. To combine shares held in certificate form with shares held through your plan account, you must complete the tear-off section of the account statement and submit it, or a letter of instruction, with your physical stock certificate(s) to AST at the address provided in Question 25. You should not sign the certificate(s) or complete the assignment section. There is a $7.50 charge for this service. Since you bear the risk of loss in transit, you should send your certificate(s) by registered mail, return receipt requested and insured for 2% of the market value, or by some other form of traceable and/or insurable delivery. Shares of our common stock held through your plan account will be protected against certificate loss, theft and damage.

20. How may I sell shares I hold through the plan?

You can sell some or all of the shares of our common stock and preferred stock held in your plan account by contacting AST online at www.amstock.com or you may call AST directly at (866) 714-7295. You can also submit your request to AST by completing and submitting the tear-off portion of the account statement. AST will cause your shares to be sold on the open market within five business days of receipt of your request. AST may combine your shares to be sold with those of other plan participants selling shares at the same time. The sales price per share will be the weighted average price per share received by AST for all sales made on that day (and any succeeding days necessary to complete the sale order). Once sold, AST will send you the proceeds, less a service fee of $15.00 and applicable commission fees, which are currently $.10 per share sold. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

AST reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the plan are sold, and no one, other than AST, will select the broker(s) or dealer(s) through or from whom sales are to be made.

You should be aware that the price of our common stock and preferred stock may rise or fall during the period between a request for sale, its receipt by AST and the ultimate sale on the open market. Instructions sent to AST to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a bank or broker of your own choosing and sell them through that bank or broker.

21. Can I transfer shares that I hold in the plan to someone else?

Yes. You may transfer ownership of some or all of your shares of our common stock and preferred stock held through the plan. You may call AST at (866) 714-7295 for complete transfer instructions or go to www.amstock.com to download the appropriate materials. You will be asked to send AST written transfer instructions and your signature must be “Medallion Guaranteed” by a financial institution. Most banks and brokers participate in the Medallion Guarantee Program. The Medallion Guarantee Program ensures that the individual signing is in fact the owner of the shares to be transferred. A notary is not sufficient.

You may transfer shares to new or existing Supertel shareholders. You may not transfer fractional shares.

22. I’ve just moved. How can I request a change of address or update other personal data?

It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please call AST at (866) 714-7295 or write to them at the address provided in Question 25. You can also update your personal data through AST’s online services at www.amstock.com.

23. How may I modify or close my plan account?

Changing Dividend Reinvestment Options: You may change dividend reinvestment options through the Internet at www.amstock.com, by telephone or by submitting a new election to the plan administrator. To be effective for a specific dividend, AST must receive any change before or on the record date for such dividend. Record dates are usually 10 days prior to dividend payment dates.

Stopping Dividend Reinvestment. You may stop reinvestment of cash dividends at any time through the Internet at www.amstock.com, by telephone or by sending instructions to AST. If AST receives your request to stop dividend reinvestment not later than three days prior to the payment date for a dividend, then AST may pay the dividend in cash on the next purchase date to purchase our common stock on your behalf. If AST receives your request to stop dividend reinvestment less than three days prior to the payment date for a dividend, then AST will reinvest the dividend under the plan on the next purchase date to purchase our common stock on your behalf. After processing your request to stop dividend reinvestment, any shares credited to your account under the plan will continue to be held in book entry form. Dividends on any shares held in book entry form, and on any shares you hold in physical stock certificate form, will be paid in cash by check.

Closing your plan account. You may close your plan account by:

•

Requesting that AST issue a physical stock certificate for all of your whole shares and a check for the value of any fractional share. See Question 17 for additional information on requesting a physical stock certificate; or

•

Requesting that AST sell the shares held in your plan account on the open market and remit to you a check for the proceeds for all full and fractional shares, less a service fee of $15.00 and applicable commission fees. See Question 20 for additional information on sales.

In order to be effective for a particular dividend, AST must receive a request to close your plan account at least five business days prior to the dividend payment date.

24. Are there any other limits on the investment in shares of common stock under the plan?

Yes. To ensure that we can continue to qualify as a REIT under the federal income tax laws, our articles of incorporation generally do not permit anyone to own more then 9.9% of our outstanding common stock. This limitation and other limits on who can own our common stock are described in “Restrictions on Ownership and Transfers” on page 22 of this prospectus.

25. Who administers and interprets the plan? How do I contact them?

Administration of the plan is conducted by the individual (who may be an employee of our company), bank, trust company or other entity (including our company) appointed from time to time by us to act as administrator of the plan. AST is the current plan administrator. The plan administrator is responsible for administering the plan, receiving all your cash investments, maintaining records of account activities, issuing statements of account and performing other duties required by the plan. The number of shares of our common stock credited to your account under the plan will be shown on your statement of account.

You may contact AST by:

•	Internet. You can obtain information and perform certain transactions on your plan account on the AST website at www.amstock.com.

•

Telephone. You can telephone AST toll-free within the United States and Canada by calling (866) 714-7295. An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available Monday through Thursday, between the hours of 8:00 A.M. and 7:00 P.M. Eastern time, and Friday, between the hours of 8:00 A.M. and 5:00 P.M. Eastern time (except holidays).

•	Mail. You may write to the plan administrator at the following addresses:

For inquiries, to:

Supertel Hospitality, Inc. Dividend Reinvestment Plan

c/o American Stock Transfer & Trust Company, LLC

Dividend Reinvestment Department

6201 15th Avenue

Brooklyn, New York 11219

For transaction processing, to:

Supertel Hospitality, Inc. Dividend Reinvestment Plan

c/o American Stock Transfer & Trust Company, LLC

Dividend Reinvestment Department

P.O. Box 922

Wall Street Station

New York, NY 10269-0560

You should be sure to include your name, address, daytime phone number, social security or tax I.D. number and a reference to Supertel Hospitality, Inc. on all correspondence.

26. What reports will I receive?

Easy to read statements of your calendar year-to-date account activity will be sent to you promptly after the settlement of each transaction, which will simplify your record keeping. Each statement will show the amount invested, the purchase or sale price, the number of shares purchased or sold and the applicable service fees, as well as any activity associated with share deposits, transfers or withdrawals. These statements are a record of your plan account activity and identify your cumulative share position. Please notify AST promptly if your address changes. In addition, you will receive copies of the same communications sent to all other holders of our common stock, such as our annual reports and proxy statements. You will also receive any Internal Revenue Service information returns, if required. If you prefer, and if such materials are available online, you may consent to receive communications from us electronically over the Internet. Instead of receiving materials by mail, you will receive an electronic notice to the e-mail address of record, notifying you of the availability of our materials and instructing you on how to view and act on them. In addition, you can review your current account status, plan options and transaction history online at any time at www.amstock.com. Please retain all transaction statements for tax purposes as there may be a fee for reconstructing past history.

27. What happens if we issue a stock dividend, declare a stock split or have a rights offering?

Any stock dividends or stock splits distributed by us on shares of our common stock held in your plan account will be credited to your plan account. In the event we make available to our shareholders rights to purchase additional shares of our common stock or other securities or declare stock dividends or stock splits on other securities, you will receive appropriate instructions in order to permit you to determine the action, if any are available to you, that you desire to take. Transaction processing under the plan may be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

28. How do I vote my plan shares at shareholders’ meetings?

In connection with any meeting of our shareholders, you will receive proxy materials either online or by mail based on your preference. Such material will include a proxy card representing both the shares for which you hold physical stock certificates and the shares held in your plan account. Those shares will only be voted as you indicate on your executed proxy whether submitted by telephone, online or through the mail. If you sign and return the proxy card and no voting instructions are given with respect to any item on the proxy card, all of your shares will be voted in accordance with our recommendations. This is the same procedure that is followed for all other shareholders who return signed proxy cards and do not provide instructions. If you do not return the proxy card, or if you do not sign it, none of your shares will be voted. As an alternative to returning your proxy card, you may also vote all of your shares in person at the shareholders’ meeting.

29. Can the plan be changed?

We may suspend, modify or terminate the plan at any time. All participants will receive notice of any such suspension, modification or termination. Amendments may include our appointment of a successor plan administrator, who will have full power and authority to deliver services pursuant to the plan or any separate replacement service program. If the plan is terminated, whole shares will continue to be held in book-entry form in your plan account or distributed in physical stock certificate form at our sole discretion. A cash payment will be made for any fractional share.

AST also may terminate your plan account if you do not own at least one whole share. In the event your plan account is terminated for this reason, a check for the cash value of the fractional share will be sent to you, less any service fees, and your account will be closed.

30. What are the responsibilities of Supertel and AST under the plan?

Neither we, our subsidiaries, our affiliates, nor AST will be liable for any act or omission to act, which was done in good faith, including any claim of liability (1) arising out of the failure to cease reinvestment of dividends for a participant’s account upon the participant’s death prior to receipt of notice in writing of the death along with a request to cease dividend reinvestment participation from a qualified representative of the deceased and (2) with respect to the prices or times at which shares are purchased or sold for you. AST will have no liability for failed executions due to reasons beyond AST’s control.

You should recognize that neither Supertel nor AST can assure you of a profit or protect you against a loss on shares purchased through the plan. You must make independent investment and participation decisions based on your own judgment and research as you alone bear the risk of fluctuations in the market value of our common stock. You bear the risk of loss in value and you enjoy the benefits of gains from market price changes with respect to all of your shares.

31. Will dividends continue to be paid while the plan is in effect?

In order to continue to qualify as a REIT, we must distribute to our shareholders at least 90% of our REIT taxable income (with certain adjustments) each year. This distribution requirement limits our ability to maintain future dividend payments if earnings decline, and limits the capital available to us to internally fund growth. The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control. Failing to qualify as a REIT could adversely affect our tax status and reduce the amount of money available for distributions to our shareholders. Our board of directors has the ultimate discretion over our investment, financing and dividend policies, subject to statutory and regulatory requirements and other factors, such as maintaining our status as a REIT. While we expect to continue paying distributions to our shareholders, the amount and timing of these distributions may be changed, or the payment of dividends terminated, at any time without notice.

32. What are the federal income tax consequences of participating in the plan?

The following is a summary of the U.S. federal income tax consequences of participation in the plan as of the date of this prospectus. However, this summary does not reflect every situation that could result from participation in the plan, and we advise you to consult your own tax and other advisors for information about your specific situation. This summary does not address the tax implications of your ownership of shares of the common stock of a REIT, including the effect of distributions made in respect of such shares.

Our distributions to shareholders constitute dividends for federal income tax purposes up to the amount of our positive current and accumulated earnings and profits and, to that extent, will be taxable as ordinary income (except to the extent that we designate any portion of such dividend as a “capital gain” dividend or, in the case of shareholders taxed at individual rates who satisfy certain holding period requirements, as “qualified dividend income” pursuant to applicable federal income tax rules). To the extent that we make a distribution in excess of our earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your tax basis in our common stock and, to the extent in excess of your basis, will be taxable as a gain realized from the sale of your common stock. Distributions to corporate shareholders, including amounts taxable as dividends to corporate shareholders, will not be eligible for the corporate dividends-received deduction.

Although the treatment of dividend reinvestment programs is not entirely clear, if you participate in the dividend reinvestment program under the plan, it is expected that you will be treated for federal income tax purposes as having received, on the date the shares are acquired, a distribution in an amount equal to the sum of (1) the fair market value of the shares on the date the shares were acquired with reinvested dividends and (2) any cash distributions actually received by you with respect to our common stock and preferred stock not included in the plan. The total amount of cash dividends and other distributions will be reported to you and to the IRS on the appropriate tax form shortly after the end of each year.

Your tax basis in shares of our common stock acquired under the plan with reinvested cash distributions will be equal to the fair market value of such shares as of the date of distribution. Your holding period for shares of common stock acquired with reinvested cash distributions generally will commence on the day after the dividend payment date. If, however, the shares are purchased with reinvested cash distributions in the open market, the holding period will commence on the day after the date of purchase.

You will not recognize gain or loss for U.S. federal income tax purposes upon your receipt of physical stock certificates for shares previously credited to your plan account. However, you will generally recognize gain or loss when you sell or exchange shares received from the plan or when a fractional share interest is liquidated. Such gain or loss will equal the difference between the amount that you receive for such fractional share interest or such shares and your tax basis in such fractional share interest or shares.

We or the plan administrator may be required to deduct as “backup withholding,” which is currently twenty-eight percent (28%) of all dividends paid to you, regardless of whether such dividends are reinvested pursuant to the plan. Similarly, the plan administrator may be required to deduct backup withholding from all proceeds from sales of our common stock and preferred stock held in your account. You are subject to backup withholding if: (1) you have failed to properly furnish us and the plan administrator with your correct tax identification number (“TIN”); (2) the IRS or a broker notifies us or the plan administrator that the TIN furnished by you is incorrect; (3) the IRS or a broker notifies us or the plan administrator that backup withholding should be commenced because you failed to properly report dividends paid to you; or (4) when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding. Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the plan. Therefore, if you are subject to backup withholding, dividends to be reinvested under the plan will be reduced by the backup withholding amount.

If you are a foreign shareholder you need to provide the required federal income certifications to establish your status as a foreign shareholder so that the foregoing backup withholding does not apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. If you are a foreign shareholder whose dividends are subject to federal income tax withholding, the appropriate amount will be withheld and the balance in shares of our common stock will be credited to your account.

All costs of administering the plan, except for costs related to your voluntary selling of our common stock and preferred stock and certain service fees, will be paid by us. Consistent with the conclusion reached by the IRS in a private letter ruling issued to another REIT, we intend to take the position that these costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your shares. However, since the private letter ruling was not issued to us, we have no legal right to rely on its conclusions.

The foregoing is intended only as a general discussion of the current federal income tax consequences of participation in the plan, and may not be applicable to certain participants, such as tax-exempt entities. You should consult your own tax and other professional advisors regarding the foreign, federal, state and local income tax consequences (including the effects of any changes in applicable law or interpretations thereof) of your individual participation in the plan or the disposal of shares acquired pursuant to the plan.

33. Can I pledge my plan shares?

You may not pledge or assign book-entry shares held in your plan account. Unless you first remove your shares from the plan and request physical stock certificates for the shares, please note that you will not be able to pledge or hypothecate any shares held in your plan account.

34. Am I protected against losses?

Your investment in the plan is no different from any investment in shares of our common stock held by you. If you choose to participate in the plan, then you should recognize that none of us, our subsidiaries or affiliates, nor the plan administrator can assure you of a profit or protect you against loss in connection with dividend reinvestments under the plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all your shares. You need to make your own independent investment and participation decisions consistent with your situation and needs. None of us, our subsidiaries or affiliates, nor the plan administrator can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the FDIC or any government agency.

Neither we, our subsidiaries or affiliates, nor the plan administrator will be liable for any act, or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of the plan, as described in this prospectus and on the forms that are designed to accompany each investment or activity.

In addition, the purchase price for shares acquired through the plan will vary and cannot be predicted. The purchase price may be different from (more or less than) the price of acquiring shares on the open market on the related dividend payment date. Your investment in plan shares will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to sell—both as to timing and pricing terms and related expenses—or otherwise liquidate shares under the plan is subject to the terms of the plan and the withdrawal procedures. Also, no interest will be paid on dividends held by the plan administrator pending investment.

35. What other risks will I face through my participation in the plan?

The following summary identifies several of the most important risks that you may face by virtue of your participation in the plan. There may be additional risks that are not listed below, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the plan.

•

There is no price protection for your shares in the plan. Your investment in the shares of our common stock held in the plan will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to liquidate or otherwise dispose of shares in the plan is subject to the terms of the plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the plan in time to react to market conditions.

•

The purchase price for dividend reinvestments or shares sold under the plan will vary. The purchase price for any shares of our common stock that you purchase or sell under the plan will vary and cannot be predicted. You may purchase or sell shares at a purchase price that is different from (more or less than) the price that you would face if you acquired or sold shares on the open market on the related dividend payment date or purchase date, or sale date, as appropriate.

•

We may not be able to pay dividends. In order to qualify as a REIT, we must distribute to our shareholders at least 90% of our REIT taxable income each year. This distribution requirement limits our ability to maintain future dividend payments if earnings decline. The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control. If we are unable to qualify for REIT tax status, then we may not be able to make distributions to our shareholders.

•

We may change our determination as to whether the plan purchases shares directly from us, which could increase the fees you pay. Although we presently expect that most shares will be purchased directly from us in the form of either newly issued shares or treasury shares, we may, without giving you prior written notice, decide to instruct AST to purchase shares of our common stock directly from third parties through open market transactions. Such purchases will be subject to service fees and brokerage commissions that the plan administrator is required to pay.

•	You will not earn any interest on your dividends pending investment. No interest will be paid on dividends held by the plan administrator pending investment or disbursement.

•

The market price for our common stock varies, and you should purchase shares for long-term investment only. Although our common stock currently is traded on the Nasdaq Global Market, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of your shares at one time or at a favorable price, if at all. As a result, you should participate in the plan only if you are capable of, and seeking, to make a long-term investment in our common stock.

Other important factors and risks are identified in Part I, Item 1A, of our most recent Annual Report on Form 10-K and are updated, to the extent applicable, in our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus. You are encouraged to review these risk factors carefully.

DESCRIPTION OF CAPITAL STOCK

The following summary discusses the material terms of our capital stock and does not purport to be a complete summary and is qualified in its entirety by reference to Virginia laws and our articles of incorporation and bylaws, copies of which have previously been filed with the SEC. See “Where You Can Find More Information.”

General

Our articles of incorporation provide that we may issue up to 140,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.01 par value per share, and 40,000,000 shares of preferred stock, $0.01 par value per share. Under Virginia law, our shareholders generally are not personally liable for our debts and obligations solely as a result of their status as shareholders. As of the date of this prospectus, we have 20,910,184 shares of our common stock issued and outstanding, 826,089 shares of our Series A convertible preferred stock issued and outstanding and 332,500 shares of our Series B preferred stock issued and outstanding.

Transfer Agent

The transfer agent and registrar for our common stock, Series A convertible preferred stock and Series B preferred stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF COMMON STOCK

Voting Rights

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors and, except as otherwise required by law or except as provided with respect to any other class or series of shares of capital stock, the common shareholders possess the exclusive voting power. Except as otherwise required by law or with respect to any outstanding class or series of our preferred stock, the holders of our common stock vote together as a single class. There is no cumulative voting in the election of directors, which means in all elections of directors, each common shareholder has the right to cast one vote for each share of stock for each candidate, thus, holders of a majority of our outstanding shares of common stock have the ability to elect all of the members of our board of directors.

Dividend Rights

Subject to the Virginia Stock Corporation Act and any preferential rights of any other shares or series of shares of capital stock, holders of our common stock are entitled to receive dividends and other distributions if and when authorized and declared by the board of directors out of assets legally available therefore and to share ratably in our assets legally available for distribution to shareholders in the event of liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities.

Other Rights

Subject to any preferential liquidation rights of holders of our preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to receive dividends on their shares of common stock out of assets legally available for distribution when, as and if authorized and declared by our board of directors and to share ratably in our assets legally available for distribution to our shareholders. Shares of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All of the outstanding shares of our common stock are validly issued, fully paid and nonassessable.

DESCRIPTION OF PREFERRED STOCK

Our articles of incorporation permit the board of directors to authorize the issuance of shares of preferred stock from time to time, in one or more series. The board of directors may grant the holders of any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of common shareholders. The board of directors could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of some, or a majority, of the shares of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares of common stock over the then current market price of shares of common stock.

Each share of the Series A convertible preferred stock bears a liquidation preference of $10.00. Each share of the Series B preferred stock bears a liquidation preference of $25.00. The Series A preferred stock and Series B preferred stock with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank senior to all classes or series of our common stock, senior or on parity with all other classes or series of preferred stock and junior to all of our existing and future indebtedness. The outstanding Series A convertible preferred stock and Series B preferred stock do not have any maturity date, are not subject to any sinking fund and are not subject to mandatory redemption, except in limited circumstances to preserve our status as a REIT.

Dividends

Dividends on the Series A convertible preferred stock are cumulative and are payable monthly in arrears on the last day of each month, or, if not a business day, the next succeeding business day, at the annual rate of 8% of the $10.00 liquidation preference per share, equivalent to a fixed annual amount of $.80 per share. Dividends on the Series A convertible preferred stock accrue regardless of whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series A convertible preferred stock will accumulate and earn additional dividends at 8%, compounded monthly.

Dividends on the Series B preferred stock are cumulative and are payable quarterly in arrears on March 31, June 30, September 30 and December 31, or, if not a business day, the next succeeding business day, at the annual rate of 10% of the $25.00 liquidation preference per share, equivalent to a fixed annual amount of $2.50 per share. Dividends on the Series B preferred stock accrue regardless of whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series B preferred stock will not bear interest.

Liquidation Preference

Upon liquidation, the Series A convertible preferred stock will be entitled to $10.00 per share plus accrued but unpaid dividends and the Series B preferred stock will be entitled to $25.00 per share plus accrued but unpaid dividends. We will not pay any distributions, or set aside any funds for the payment of distributions, on our common shares unless we have also paid (or set aside for payment) the full cumulative distributions on the Series A convertible preferred stock and the Series B preferred stock for the current and all past dividend periods.

Conversion Rights

Each share of Series A convertible preferred stock is convertible in whole or in part, at any time at the option of the holders thereof, into common stock at a conversion price of $5.66 per share of common stock (equivalent to a conversion rate of 1.77 shares of common stock for each share of Series A convertible preferred stock) subject to certain adjustments. The conversion rights of the holders of the Series A convertible preferred stock are subject to cancellation on or after December 31, 2008 if the closing price of our common stock on the Nasdaq Global Market exceeds $7.36 for at least 20 trading days within any period of 30 consecutive trading days. We will issue a conversion cancellation notice to holders of the Series A convertible preferred stock specifying the date the conversion rights will be deemed cancelled. In the event we issue a conversion cancellation notice, the Series A convertible preferred stock will be redeemable on or after January 1, 2009 for cash, at our option, in whole or from time to time in part, at $10.00 per share, plus accrued and unpaid dividends to the redemption date.

Optional Redemption

We may not optionally redeem the Series A convertible preferred stock prior to January 1, 2009 or the Series B preferred stock prior to June 3, 2013, except in limited circumstances to preserve our status as a REIT.

The Series A convertible preferred stock will be redeemable for cash, at our option in whole or from time to time in part, at:

•	$10.80 per share on or after January 1, 2009

•	$10.40 per share on or after January 1, 2010

•	$10.00 per share on or after January 1, 2011,

plus accrued and unpaid dividends to the redemption date.

The Series B preferred stock will be redeemable for cash, at our option, in whole or in part, at any time or from time to time on or after June 3, 2013 at a redemption price of $25.00 per share, plus all accrued and unpaid dividends to the redemption date. Also, upon a Change of Control (as defined below), each outstanding share of our Series B preferred stock will be redeemed for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends to the redemption date.

With respect to the redemption of Series B preferred stock, a “Change of Control” will be deemed to have occurred at such time as (1) a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 35% of the total voting power of the total voting stock of our company on a fully diluted basis; (2) the date we sell, transfer or otherwise dispose of all or substantially all of our assets; or (3) the date of the consummation of a merger or share exchange of our company with another corporation where our shareholders immediately prior to the merger or share exchange would not beneficially own immediately after the merger or share exchange, shares representing 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate group vote) to which all shareholders of the corporation issuing cash or securities in the merger or share exchange would be entitled in the election of directors, or where members of our board of directors immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange. “Voting stock” shall mean capital stock of any class or kind having the power to vote generally for the election of directors.

Voting Rights

Holders of our Series A convertible preferred stock and our Series B preferred stock generally have no voting rights. However,

•

with respect to the Series A convertible preferred stock, if the dividends on the Series A convertible preferred stock are in arrears for six consecutive months or nine months (whether or not consecutive) in any twelve month period, or

•	with respect to the Series B preferred stock, if the dividends on the Series B preferred stock are in arrears for six or more quarterly periods (whether or not consecutive),

then our board of directors will be expanded by two seats and the holders of the Series A convertible preferred stock, or the holders of the Series B preferred stock, as applicable, voting together as a single class with all series of preferred stock for which like voting rights are exercisable, will be entitled to elect these two directors.

Some changes that would be materially adverse to the rights of holders of the Series A convertible preferred stock outstanding at the time cannot be made without the affirmative vote of the holders of Series A convertible preferred stock entitled to cast at least a majority of the votes entitled to be cast by the holders of the Series A convertible preferred stock voting as a single class. In addition, some changes that would be materially adverse to the rights of holders of Series B preferred stock outstanding at the time cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding Series B preferred stock voting as a single class. With respect to the foregoing voting privileges, each share of Series A convertible preferred stock will have one vote per share, and each share of Series B preferred stock will have one vote per share, except that when any other class or series of capital stock have the right to vote with the Series A convertible preferred stock or Series B preferred stock as a single class, then the Series A convertible preferred stock, Series B preferred stock and such other class or series of capital stock will each have one vote per $10.00 of liquidation preference.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

The following summary with respect to restrictions on ownership and transfer of our capital stock sets forth certain general terms and provisions of our charter. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to our articles of incorporation. A copy of our existing articles of incorporation is filed with the SEC. See “Where You Can Find More Information.”

Our articles of incorporation establish certain restrictions on the original issuance and transfer of shares of our common and preferred stock.

Subject to certain exceptions described below, our articles provide that no person may own, or be deemed to own by virtue of the attribution provisions of the federal income tax laws and the federal securities laws, more than 9.9% of:

•	the number of outstanding shares of our common stock, or

•	the number of outstanding shares of our preferred stock of any class or series of preferred stock.

Our articles of incorporation provide that, subject to the exceptions described below, any transfer of common or preferred stock that would:

•	result in any person owning, directly or indirectly, shares of our common or preferred stock in excess of 9.9% of the outstanding shares of common stock or any class or series of preferred stock,

•	result in our common and preferred stock being owned by fewer than 100 persons, determined without reference to any rules of attribution,

•	result in our being “closely held” under the federal income tax laws, or

•	cause us to own, actually or constructively, ten percent or more of the ownership interests in a tenant of our real property (other than TRS Lessee), under the federal income tax laws,

will be null and void and the intended transferee will acquire no rights in those shares of stock. In addition, the shares to be transferred will be designated as shares-in-trust and transferred automatically to a trust effective on the day before the purported transfer. The record holder of the shares that are designated as shares-in-trust, or the prohibited owner, will be required to submit the shares to us for registration in the name of the trust. We will designate the trustee, but the trustee may not be affiliated with us. The beneficiary of the trust will be one or more charitable organizations that we name.

Shares-in-trust will remain shares of issued and outstanding common stock or preferred stock and will be entitled to the same rights and privileges as all other stock of the same class or series. The trust will receive all dividends and distributions on the shares-in-trust and will hold the dividends or distributions in trust for the benefit of the beneficiary. The trust will vote all shares-in-trust. The trust will designate a permitted transferee of the shares-in-trust, provided that the permitted transferee purchases the shares-in-trust for valuable consideration and acquires the shares-in-trust without the acquisition resulting in a transfer to another trust.

Our articles of incorporation require that the prohibited owner of shares-in-trust pay the trust the amount of any dividends or distributions received by the prohibited owner that are attributable to any shares-in-trust if the record date of the distribution was on or after the date that the shares of stock became shares-in-trust. The trust will pay the prohibited owner the lesser of:

•

the price per share that the prohibited owner paid for the shares of common stock or preferred stock that were designated as shares-in-trust, or, in the case of a gift or devise, the market price per share on the date of such transfer, or

•	the price per share received by the trust from the sale of the shares-in-trust.

The trust will distribute to the beneficiary any amounts received by the trust in excess of the amounts to be paid to the prohibited owner.

The shares-in-trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that created the shares-in-trust, or, in the case of a gift or devise, the market price per share on the date of the transfer, or

•	the market price per share on the date that we, or our designee, accepts the offer.

“Market price” on any date means the average of the closing prices for the five consecutive trading days ending on that date. The closing price on any date generally means the last quoted price as reported by the primary securities exchange or market on which our stock is then listed or quoted for trading, or if our stock is not so listed or quoted, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of equity stock selected by the board of directors. “Trading day” means a day on which the principal national securities exchange on which shares of our common or preferred stock are listed or admitted to trading is open for the transaction of business or, if our common or preferred stock is not listed or admitted to trading on any national securities exchange, means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

If a shareholder owns, directly or indirectly, more than 5%, or any lower percentage required by federal income tax laws, of our outstanding shares of stock, then he or she must, within 30 days after January 1 of each year, provide us with a written statement or affidavit stating his or her name and address, the number of shares of common and preferred stock owned directly or indirectly and a description of how those shares are held. In addition, each direct or indirect shareholder must provide us with any additional information as we may request to determine any effect on our status as a real estate investment trust and to ensure compliance with the ownership limit.

The ownership limit in our articles will continue to apply until:

•	our board of directors determines that it is no longer in the best interest of Supertel to attempt to qualify, or to continue to qualify, as a real estate investment trust, and

•	there is an affirmative vote of two-thirds of the number of shares of outstanding common and preferred stock entitled to vote at a regular or special meeting of shareholders of Supertel.

DESCRIPTION OF CERTAIN MATERIAL PROVISIONS OF VIRGINIA LAW, OUR ARTICLES

OF INCORPORATION AND OUR BYLAWS

General

The Virginia Stock Corporation Act contains provisions that may have the effect of impeding the acquisition of control of a Virginia corporation by means of a tender offer, a proxy contest, open market purchases or otherwise in a transaction not approved by the corporation’s board of directors. These provisions are designed to reduce, or have the effect of reducing, the corporation’s vulnerability to coercive takeover practices and inadequate takeover bids.

Affiliated Transactions Statute

We are subject to the “affiliated transactions” provisions of the Virginia Stock Corporation Act which restrict certain transactions between us and any person (an “Interested Shareholder”) who beneficially owns more than 10% of any class of our voting securities (“Affiliated Transactions”). These restrictions, which are described below, do not apply to an Affiliated Transaction with an Interested Shareholder who has been such continuously since the date we first had 300 shareholders of record or whose acquisition of shares making such person an Interested Shareholder was previously approved by a majority of our Disinterested Directors. “Disinterested Director” means, with respect to a particular Interested Shareholder, a member of our board of directors who was (i) a member on the date on which an Interested Shareholder became an Interested Shareholder or (ii) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board of directors.

Affiliated Transactions include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of our company proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of our company with its subsidiaries, which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than five percent.

The “affiliated transactions” statute prohibits us from engaging in an Affiliated Transaction with an Interested Shareholder for a period of three years after the Interested Shareholder became such unless the transaction is approved by the affirmative vote of a majority of the Disinterested Directors and by the affirmative vote of the holders of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder. Following the three-year period, in addition to any other vote required by law or by our Articles of Incorporation, an Affiliated Transaction must be approved either by a majority of the Disinterested Directors or by the shareholder vote described in the preceding sentence unless the transaction satisfies the fair-price provisions of the statute. These fair-price provisions require, in general, that the consideration to be received by shareholders in the Affiliated Transaction (i) be in cash or in the form of consideration used by the Interested Shareholder to acquire the largest number of its shares and (ii) not be less, on a per share basis, than an amount determined in the manner specified in the statute by reference to the highest price paid by the Interested Shareholder for shares it acquired and the fair market value of the shares on specified dates.

Control Share Acquisitions Statute

We are also subject to the “control share acquisitions” provisions of the Virginia Act, which provide that shares of our voting securities which are acquired in a “Control Share Acquisition” have no voting rights unless such rights are granted by a shareholders’ resolution approved by the holders of a majority of the votes entitled to be cast on the election of directors by persons other than the acquiring person or any officer or employee-director. A “Control Share Acquisition” is an acquisition of voting shares which, when added to all other voting shares beneficially owned by the acquiring person, would cause such person’s voting strength with respect to the election of directors to meet or exceed any of the following thresholds: (i) one-fifth, (ii) one-third or (iii) a majority.

“Beneficial ownership” means the sole or shared power to dispose or direct the disposition of shares, or the sole or shared power to vote or direct the voting of shares, or the sole or shared power to acquire shares, including any such power which is not immediately exercisable, whether such power is direct or indirect or through any contract, arrangement, understanding, relationship or otherwise. A person shall be deemed to be a beneficial owner of shares as to which such person may exercise voting power by virtue of an irrevocable proxy conferring the right to vote. An acquiring person is entitled, before or after a Control Share Acquisition, to file a disclosure statement with us and demand a special meeting of shareholders to be called for the purpose of considering whether to grant voting rights for the shares acquired or proposed to be acquired. We may, during specified periods, redeem the shares so acquired if no disclosure statement is filed or if the shareholders have failed to grant voting rights to such shares. In the event full voting rights are granted to an acquiring person who then has majority voting power, those shareholders who did not vote in favor of such grant are entitled to dissent and demand payment of the fair value of their shares from us. The control share acquisition statute does not apply to an actual or proposed Control Share Acquisition if our Articles of Incorporation or Bylaws are amended, within the time limits specified in the statute, to so provide.

A corporation may, at its option, elect not to be governed by the foregoing provisions of the Virginia Stock Corporation Act by amending its articles of incorporation or bylaws to exempt itself from coverage; provided, however, any such election not to be governed by the “affiliated transactions” statute must be approved by the corporation’s shareholders and will not become effective until 18 months after the date it is adopted. We have not elected to exempt our company from coverage under these statutes.

Our Articles of Incorporation and Bylaw Provisions

Board of Directors. Our board of directors currently consists of eight directors. Our articles of incorporation provide that our board of directors will consist of no less than three nor more than nine members, and that a majority of our board will be independent directors. Our bylaws provide that the number of directors may be established by our board of directors from time to time within the range set by our articles of incorporation.

Our directors are elected annually to serve one-year terms and until their successors are elected and qualify. Holders of shares of our common stock do not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of shareholders, the holders of a plurality of the votes cast at the meeting will be able to elect all of the successors of the directors.

Our bylaws provide that a vacancy will be filled by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Any director appointed to fill a vacancy holds office until the next annual meeting and until his or her successor is duly elected and qualified.

Our bylaws provide that our shareholders may, at any time, remove any director, with or without cause, by affirmative vote of a majority of the votes entitled to be cast in the election of directors, and may elect a successor to fill any resulting vacancy.

Meetings of Shareholders. Under our bylaws, annual meetings of shareholders are held each year at a date and time as determined by our chief executive officer or our board of directors. Special meetings of shareholders may be called by our chief executive officer, a majority of our directors, or a majority of our independent directors. Special meetings of shareholders may also be called upon the written request of the holders of not less than ten percent of the shares of our common stock entitled to vote at a meeting. Unless requested by shareholders entitled to cast a majority of votes entitled to be cast at such meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any annual or special meeting of shareholders held during the proceeding twelve months.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals. Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by our board of directors or (3) by a shareholder who has complied with the advance notice procedures of our bylaws.

REIT Status. Our articles of incorporation provide that it is the duty of our board of directors to ensure that our company satisfies the requirements for qualification as a REIT under the Code. The board of directors may take no action to disqualify our company as a REIT or otherwise revoke our REIT election without the affirmative vote of two-thirds of the number of shares of common stock entitled to vote on such matter at a special meeting of shareholders.

Amendment of Articles of Incorporation and Bylaws. Our articles of incorporation may be amended by the affirmative vote of the shareholders of a majority of the outstanding shares of common stock entitled to vote on the matter, subject to provisions of Virginia law that would require a different vote. Our bylaws may, subject to the provisions of Virginia law, be amended by (1) the affirmative vote of a majority of the directors, except that the board of directors cannot alter or repeal any bylaws made by the shareholders, or (2) the affirmative vote of a majority of all outstanding shares entitled to vote in the election of directors.

Preferred Stock. Our articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the preferences, rights and other terms of such series. See “Description of Preferred Stock.” Under this authority, our board of directors could create and issue a series of preferred stock with rights, preferences or restrictions that have the effect of discriminating against an existing or prospective holder of our capital stock as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of our common stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render more difficult for, or discourage an attempt by, a potential acquiror to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without any action by our shareholders.

Limitation of Liability and Indemnification

Our articles of incorporation also require us to indemnify any director or officer who is or was a party to a proceeding, including a proceeding by us or in our right, by reason of the fact that he or she is or was such a director or officer or is or was serving at our request as a director, officer, employee or agent of another entity, provided that the board of directors determines that the conduct in question was in our best interest and such person was acting on our behalf. The director or officer is entitled to be indemnified against all liabilities and expenses incurred by the director or officer in the proceeding, except such liabilities and expenses as are incurred if such person engaged in gross negligence, willful misconduct or a knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, a director or officer also is entitled to have us make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt of a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. Our board of directors also has the authority to extend to any person who is our employee or agent, or who is or was serving at our request as a director, officer, employee or agent of another entity, the same indemnification rights held by directors and officers, subject to the same conditions and obligations described above.

The Virginia Stock Corporation Act permits a court, upon application of a director or officer, to review our board’s determination as to a director’s or officer’s request for advances, reimbursement or indemnification. If it determines that the director or officer is entitled to such advances, reimbursement or indemnification, the court may order us to make advances and/or reimbursement for expenses or to provide indemnification.

We have been informed that in the opinion of the SEC indemnification for liabilities under the Securities Act is against public policy and is unenforceable.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF

SUPERTEL LIMITED PARTNERSHIP

The following description of the partnership agreement of Supertel Limited Partnership is qualified in its entirety by reference to the Third Amended and Restated Agreement of Limited Partnership.

Management

Supertel Limited Partnership was organized in 1994 as a Virginia limited partnership pursuant to the terms of the partnership agreement. Pursuant to the terms of the partnership agreement, Supertel Hospitality REIT Trust, as the sole general partner of Supertel Limited Partnership, has full, exclusive and complete responsibility and discretion in the management and control of Supertel Limited Partnership. Supertel Hospitality REIT Trust is our wholly-owned subsidiary. The limited partners of Supertel Limited Partnership have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, Supertel Limited Partnership. Supertel Hospitality REIT Trust, without the consent of the limited partners, may amend the partnership agreement in any respect to the benefit of and not adverse to the interests of the limited partners. Any other amendments to the partnership agreement require the consent of limited partners holding more than 50% of the percentage interests of the limited partners.

Transferability of Interests

Supertel Hospitality REIT Trust may not voluntarily withdraw from Supertel Limited Partnership, and we may not transfer or assign our interest in Supertel Hospitality REIT Trust. In addition, Supertel Hospitality REIT Trust may not transfer or assign its interest in Supertel Limited Partnership unless:

•

the transaction in which the withdrawal or transfer occurs results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised their redemption rights immediately prior to such transaction (see “Redemption Rights” below); or

•	the successor to us contributes substantially all of its assets to Supertel Limited Partnership in return for an interest in Supertel Limited Partnership.

With certain limited exceptions, the limited partners may not transfer their interests in Supertel Limited Partnership, in whole or in part, without the written consent of Supertel Hospitality REIT Trust, which may withhold its consent in its sole discretion. Supertel Hospitality REIT Trust may not consent to any transfer that would cause Supertel Limited Partnership to be treated as a corporation for federal income tax purposes or would otherwise violate any applicable Federal or state securities laws.

Capital Contribution

The partnership agreement provides that if Supertel Limited Partnership requires additional funds at any time in excess of funds available to it from borrowing or capital contributions, we may borrow such funds and lend the funds to Supertel Limited Partnership on the same terms and conditions. The partnership agreement generally obligates us to contribute the proceeds of a share offering, including the proceeds from this offering, as additional capital to Supertel Limited Partnership. Moreover, we are authorized to cause Supertel Limited Partnership to issue limited partnership interests for less than fair market value if we conclude in good faith that such issuance is in our best interest and in the best interests of Supertel Limited Partnership.

If we contribute additional capital to Supertel Limited Partnership, we will receive additional units of partnership interest, and our percentage interest in Supertel Limited Partnership will be increased on a proportionate basis based on the amount of the additional capital contribution and the value of Supertel Limited Partnership at the time of the contribution. Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us.

In addition, if we contribute additional capital to Supertel Limited Partnership, we will revalue the partnership’s property to its fair market value, as determined by us, and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in the property would be allocated among the partners under the terms of the partnership agreement, if there were a taxable disposition of the property for fair market value on the date of the revaluation.

Redemption Rights

Each limited partner of Supertel Limited Partnership holding common units of limited partnership interests and each limited partner holding preferred units of limited partnership interests, if those preferred units so provide, may, subject to certain limitations, require that Supertel Limited Partnership redeem all or a portion of his or her common or preferred units, at any time after a specified period following the date he or she acquired the units, by delivering a redemption notice to Supertel Limited Partnership. As of the date of this prospectus, 1,235,806 common units and 195,610 preferred units of Supertel Limited Partnership are held by the limited partners. When a limited partner tenders his or her common units to the partnership for redemption, we can, in our sole discretion, choose to purchase the units for either (1) a number of shares of common stock equal to the number of units redeemed (subject to certain adjustments) or (2) cash in an amount equal to the market value of the number of shares of common stock the limited partner would have received if we chose to purchase the units for common stock. We anticipate that we generally will elect to purchase the common units for common stock. The preferred units outstanding at the date of this prospectus are convertible by the holders into common units on a one-for-one basis or may be redeemed for cash at $10 per unit until October 2009. These preferred units receive a preferred dividend distribution of $1.10 per preferred unit annually, payable on a monthly basis and do not participate in the allocations of profits and losses of Supertel Limited Partnership. Any preferred units issued by Supertel Limited Partnership after the date of this prospectus may have different terms.

The redemption price will be paid in cash if the issuance of shares of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, shares of our common or preferred stock in excess of 9.9% of the outstanding shares of common stock or preferred stock of any series,

•	result in shares of our capital stock being owned by fewer than 100 persons, determined without reference to any rules of attribution,

•	result in our being “closely held” within the meaning of the federal income tax laws,

•

cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant, other than TRS Lessee, of our or Supertel Limited Partnership’s real property, within the meaning of the federal income tax laws, or

•

cause the acquisition of shares of common stock by the redeeming limited partner to be “integrated” with any other distribution of shares of common stock for purposes of complying with the Securities Act.

A limited partner may not exercise the redemption right for less than 1,000 common units or, if a limited partner holds less than 1,000 common units, less than all of the common units held by the limited partner. The number of shares of common stock issuable on exercise of the redemption rights will be adjusted on the occurrence of share splits, mergers, consolidations or similar pro rata share transactions.

Operations

The partnership agreement requires that Supertel Limited Partnership be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT, to use reasonable efforts to avoid any federal income or excise tax liability imposed by the federal income tax laws, other than tax on any retained capital gain, and to ensure that Supertel Limited Partnership will not be classified as a “publicly traded partnership” for purposes of the federal income tax laws.

In addition to the administrative and operating costs incurred by Supertel Limited Partnership, the partnership pays all of our administrative costs, and these costs are treated as expenses of Supertel Limited Partnership. Our expenses generally include:

•	all expenses relating to our formation and continuing existence;

•	all expenses relating to the registration of securities by us;

•	all expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations;

•	all expenses associated with compliance by us with laws, rules and regulations promulgated by any regulatory body; and

•	all other operating or administrative costs we incur in the ordinary course of our business on behalf of Supertel Limited Partnership.

Distributions

The partnership agreement provides that Supertel Limited Partnership will distribute cash from operations on at least a quarterly basis. Cash from operations includes net sale or refinancing proceeds, but excludes net proceeds from the sale of Supertel Limited Partnership’s property in connection with a liquidation. We will determine the amount of distributions in our sole discretion. On liquidation of Supertel Limited Partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of Supertel Limited Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If we have a negative balance in our capital account following a liquidation of Supertel Limited Partnership, we will contribute cash to the partnership, equal to the negative balance in our capital account.

Allocations

Income, gain and loss of Supertel Limited Partnership for each fiscal year generally are allocated among the partners in accordance with their respective partnership interests, subject to compliance with the provisions of the federal income tax laws.

Term

Supertel Limited Partnership will continue until December 31, 2050, or until sooner dissolved on:

•	the bankruptcy, dissolution or withdrawal of Supertel REIT Trust, unless the limited partners elect to continue Supertel Limited Partnership;

•	the sale or other disposition of all or substantially all the assets of the Supertel Limited Partnership;

•	the redemption of all units, other than those held by Supertel Hospitality REIT Trust, if any; or

•	the election of Supertel Hospitality REIT Trust and approval of the holders of 75% of the percentage interests of the limited partners, excluding Supertel Hospitality REIT Trust.

Tax Matters Partner

We are the tax matters partner of Supertel Limited Partnership and have authority to handle tax audits and to make tax elections under the federal income tax laws on behalf of the partnership.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material federal income tax considerations that may be relevant to a prospective holder of our common stock. The discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Shareholders”), or foreign corporations and persons who are not citizens or residents of the United States (except to the limited extent discussed in “—Taxation of Non-U.S. Shareholders”).

The statements of law in this discussion are based on current provisions of the Internal Revenue Code of 1986, as amended (“Code”), existing temporary and final Treasury regulations thereunder, and current administrative rulings and court decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of our common stock and of our election to be taxed as a REIT. Specifically, we urge you to consult your own tax advisor regarding the federal, state, local, foreign and other tax consequences of such ownership and election and regarding potential changes in applicable tax laws.

Taxation of Our Company

We are currently taxed as a REIT under the federal income tax laws. We elected to be taxed as a REIT under the federal income tax laws beginning with our short taxable year ended December 31, 1994. We believe that, beginning with such taxable year, we were organized and have operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to continue to qualify as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation.

In connection with this filing, we received an opinion of McGrath North Mullin & Kratz, PC LLO, that we qualified to be taxed as a REIT for our taxable years ended January 1, 2003 through December 31, 2007, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT under the Code for our taxable year ending December 31, 2008, and thereafter. Investors should be aware that McGrath North Mullin & Kratz, PC LLO’s opinion is (1) based upon customary assumptions, (2) conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and (3) not binding upon the Internal Revenue Service or any court. In addition, McGrath North Mullin & Kratz, PC LLO’s opinion is based on existing federal income tax laws governing our qualification as a REIT, which are subject to change, possibly on a retroactive basis. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our share ownership, and the percentage of our taxable income that we distribute. While McGrath North Mullin & Kratz, PC LLO has reviewed those matters in connection with its opinion, McGrath North Mullin & Kratz, PC LLO will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the federal income tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.” Generally, we will be subject to federal income tax in the following circumstances:

•

We will pay federal income tax on our taxable income, including net capital gain, that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	Under certain circumstances, we may be subject to the “alternative minimum tax” on items of tax preference that we do not distribute or allocate to our shareholders.

•

We will pay income tax at the highest corporate rate on (1) our net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of our business, and (2) other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on net income from our sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of our business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability.

•

If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will pay a 4% nondeductible excise tax on the excess of this required distribution over the amount we actually distributed.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that a timely designation of such gain is made by us to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

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If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation’s basis in the asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset, provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax generally is the lesser of: (1) the amount of gain that we recognize at the time of the sale or disposition of the asset, or (2) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset. In connection with the merger of Supertel Hospitality Inc. into Humphrey Hospitality Trust, Inc. in 1999, we acquired assets with a built-in gain. If we dispose of those assets in taxable transactions before 2010, we will pay a corporate level tax on any built-in gain recognized (to the extent of the built-in gain in such assets on the date we acquired such assets).

•	We will incur a 100% excise tax on transactions with a “taxable REIT subsidiary” that are not conducted on an arm’s-length basis.

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If we fail to satisfy certain asset tests, described below under “—Asset Tests,” by more than a de minimis threshold, and nonetheless continue to qualify as a REIT because we meet certain other requirements, we will be subject to a tax equal to the greater of (1) $50,000, or (2) the amount determined by multiplying the highest rate of income tax for corporations (currently 35%) by the net income generated by the non-qualifying assets for the applicable period.

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We may be subject to a $50,000 tax if we fail to satisfy certain REIT qualification requirements, other than income tests or asset tests, and such failure is due to reasonable cause and not willful neglect.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets the following requirements:

(1) it is managed by one or more trustees or directors;

(2) its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) it would be taxable as a domestic corporation but for the REIT provisions of the federal income tax laws;

(4) it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5) at least 100 persons are beneficial owners of its shares or ownership certificates;

(6) no more than 50% in value of its outstanding shares (including preferred shares and common shares) or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include certain entities, during the last half of each taxable year;

(7) it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

(8) it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

(9) it meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding shares of our capital stock in proportion to their actuarial interests in the trust for purposes of requirement 6. In addition, for purposes of applying requirement 6, a look-through rule applies so that generally shares of our capital stock that are held by a corporation, partnership, estate or trust (except as summarized above) will be considered owned proportionately by their respective shareholders, partners or beneficiaries.

We have issued sufficient capital stock with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our Articles of Incorporation restrict the ownership and transfer of our capital stock so that we should continue to satisfy requirements 5 and 6. The provisions of our Articles of Incorporation restricting the ownership and transfer of our capital stock are described in “Restrictions on Ownership and Transfer.”

A corporation that is a “qualified REIT subsidiary” (i.e., a corporation that is 100% owned by a REIT with respect to which no TRS election has been made) is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the parent REIT. Thus, in applying the requirements described in this section, any “qualified REIT subsidiary” of ours that is not a taxable REIT subsidiary (“TRS”) will be ignored, and all assets, liabilities and items of income, deduction and credit of that subsidiary will be treated as our assets, liabilities and items of income, deduction and credit. Similarly, any wholly-owned limited liability company that we own will be disregarded, and all assets, liabilities and items of income, deduction and credit of such limited liability company will be treated as ours.

In the case of a REIT that is a partner in a partnership, in general, the REIT is treated as owning its proportionate share (based on capital interests) of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnerships and of any other partnership, joint venture or limited liability company that is treated as a partnership for federal income tax purposes, in which we own or acquire an interest, directly or indirectly (each, a “Partnership” and, together, the “Partnerships”), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Subject to restrictions on the value of TRS securities held by the REIT, a REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. A TRS may not directly or indirectly operate or manage any qualified lodging facilities or qualified health care properties or provide rights to any brand name under which any qualified lodging facilities or qualified health care properties are operated but is permitted to lease such facilities or properties from a related REIT as long as such facilities or properties are operated on behalf of the TRS by an “eligible independent contractor.” The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate income taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We formed TRS Leasing, Inc. and its wholly owned subsidiaries, TRS Subsidiary, LLC, SPPR TRS Subsidiary, LLC and SPPR-BMI TRS Subsidiary, LLC (together, the “TRS Lessee”) and each of our hotels is leased by the TRS Lessee. Our hotels are managed by independent management companies, Royco Hotels Inc. and HLC Hotels Inc., each of which qualifies as an “eligible independent contractor.” We may form or acquire one or more additional TRSs in the future. See “—Taxable REIT Subsidiaries.”

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends, or other distributions on, and gain from the sale of shares in other REITs;

•	gain from the sale of real estate assets;

•	income and gain derived from qualifying “foreclosure property”; and

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income derived from the temporary investment of new capital that is attributable to the issuance of our shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of (1) income that is qualifying income for purposes of the 75% gross income test, (2) other types of dividends and interest, (3) gain from the sale or disposition of stock or securities, or (4) any combination of the foregoing.

If we enter into a transaction in the normal course of our business primarily to manage risk of interest rate, price changes or currency fluctuations with respect to any item of income or gain that would be qualified income under the 75% or 95% gross income tests (or any property which generates such qualified income or gain), including gain from the termination of such a transaction, and we properly identify the “hedges” as required by the Code and Treasury regulations, the income from the transaction will be excluded from gross income for purposes of the 95% gross income test and the 75% gross income test (after July 30, 2008). In addition, our gross income, for purposes of the 75% (after July 30, 2008) and 95% gross income tests, will not include any of our gross income from properly identified “hedges”, including any gain from the sale or disposition of such a transaction, to the extent the transaction hedges any indebtedness incurred (or to be incurred) by us to acquire or carry real estate assets. Gross income from our sale of any property that we hold primarily for sale to customers in the ordinary course of our business is excluded from both income tests. If we have any foreign currency gain, certain “real estate foreign exchange gain” is excluded from both gross income tests (after July 30, 2008). In addition, if we have any foreign currency gain, certain “passive foreign exchange gain” is excluded from our gross income for purposes of the 95% gross income test (but is included in our gross income and treated as non-qualifying income to the extent such gain is not also considered “real estate foreign exchange gain” for purposes of the 75% gross income test) (after July 30, 2008). If we acquire any “qualified business unit” that remits certain foreign currency gain to us, such gain will not be included in our gross income for purposes of the 75% or 95% gross income tests (after July 30, 2008). Provided that, if we become dealers or regular traders in securities, any foreign currency gain will be gross income to us that doesn’t qualify under either gross income test (after July 30, 2008).

The following paragraphs discuss the specific application of the gross income tests to us. Rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person but may be based on a fixed percentage or percentages of gross receipts or gross sales.

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Second, neither we nor a direct or indirect owner of 10% or more of our shares of capital stock may own, actually or constructively, 10% or more of a tenant, other than a TRS, from whom we receive rent. If the tenant is a TRS leasing a hotel, such TRS may not directly or indirectly operate or manage the related hotel. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating qualified lodging facilities for any person unrelated to us and the TRS. See “—Taxable REIT Subsidiaries.”

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Third, if the rent attributable to personal property leased in connection with a lease of real property exceeds 15% of the total rent received under the lease, then the portion of rent attributable to that personal property will not qualify as “rents from real property.”

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Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated, from whom we do not derive revenue, and who does not, directly or through its shareholders, own more than 35% of our shares of capital stock, taking into consideration the applicable ownership attribution rules. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in the geographic area in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services)

does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties. See “—Taxable REIT Subsidiaries.”

Pursuant to percentage leases, the TRS Lessee leases each of our hotels (and the hotels are considered “qualified lodging facilities” as defined herein). The percentage leases provide that the TRS Lessee is obligated to pay to the Partnerships (1) percentage rent based on gross revenue, and (2) “additional charges” or other expenses, as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by room revenues for each of the hotels.

In order for the percentage rent and additional charges to constitute “rents from real property,” the percentage leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement.

The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

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the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

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the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether:

•	the service recipient is in physical possession of the property;

•	the service recipient controls the property;

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the service recipient has a significant economic or possessory interest in the property, or whether the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property’s operating costs, or the recipient bears the risk of damage to or loss of the property;

•	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

•	the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

•	the total contract price substantially exceeds the rental value of the property for the contract period.

Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

McGrath North Mullin & Kratz, PC LLO is of the opinion that the percentage leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts:

•	the Partnerships, on the one hand, and the TRS Lessee, on the other hand, intend their relationship to be that of a lessor and lessee, and such relationship is documented by lease agreements;

•	the TRS Lessee has the right to the exclusive possession, use and quiet enjoyment of the hotels during the term of the percentage leases;

•	the TRS Lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotels and generally dictates how the hotels are operated, maintained and improved;

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the TRS Lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real estate;

•	the TRS Lessee benefits from any savings in the costs of operating the hotels during the term of the percentage leases;

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the TRS Lessee generally has indemnified the Partnerships against all liabilities imposed on the Partnerships during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at the hotels, (2) the TRS Lessee’s use, management, maintenance, or repair of the hotels, (3) impositions in respect of the hotels that are the obligations of the TRS Lessee, (4) any breach of the percentage leases or of any sublease of a hotel by the TRS Lessee, or (5) the gross negligent acts and omissions and willful misconduct of the TRS Lessee;

•	the TRS Lessee stands to incur substantial losses or reap substantial gains depending on how successfully it operates the hotels;

•	the Partnerships cannot use the hotels concurrently to provide significant services to entities unrelated to the TRS Lessee; and

•	the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that the Partnerships receive from the TRS Lessee may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status (unless we qualify for relief, as described below under “—Failure to Satisfy Gross Income Tests”).

As described above, in order for the rent received by us to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as “rents from real property” if it is based on percentages of gross receipts or gross sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, the percentage rent will not qualify as “rents from real property” if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Since the percentage rent is based on fixed percentages of the gross revenues from the hotels that are established in the percentage leases, and we have represented that the percentages (1) will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits, and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

Another requirement for qualification of our rent as “rents from real property” is that we must not own, actually or constructively, 10% or more of the stock or voting power of any corporate lessee (other than a TRS) or 10% or more of the assets or net profits of any non-corporate lessee (a “related party tenant”).

These rules, however, do not apply to rents we receive from our TRS for certain qualified lodging facilities and qualified health care properties leased to our TRS if an “eligible independent contractor” operates such facilities or properties for the TRS. As described above, we may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that is permitted to lease certain qualified lodging facilities and qualified health care properties from the related REIT as long as it does not directly or indirectly operate or manage such facilities or properties or provide rights to any brand name under which any such facilities or properties are operated. However, rent that we receive from a TRS will qualify as “rents from real property” as long as the qualified lodging facilities or qualified health care properties are operated on behalf of the TRS by an “independent contractor” who is adequately compensated, who does not, directly or through its shareholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” or “qualified health care properties”, respectively, for any person unrelated to us and the TRS lessee (an “eligible independent contractor”). For taxable years beginning after July 30, 2008, an “independent contractor” will not fail to be treated as an independent contractor by reason of the following: (1) the TRS bears the expenses for the operation of the qualified lodging facility or qualified health care property pursuant to the management agreement or other similar contract, or (2) the TRS receives the revenues from the operation of the qualified lodging facility or qualified health care property, net of expenses for such operation and fees payable to the independent contractor pursuant to the management agreement or contract. A “qualified lodging facility” is a hotel, motel, or other establishment in which more than one-half of the dwelling units are used on a transient basis, unless wagering activities are conducted at, or in connection with, such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at, or in connection with, such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. See “—Taxable REIT Subsidiaries.” For tax years beginning after July 30, 2008, a TRS is not considered to be operating or managing a qualified lodging facility or qualified health care property solely because it directly or indirectly possesses a license, permit or similar instrument enabling it to do so, or employs individuals working at such facility or property outside of the United States, but only if an eligible independent contractor is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. In addition, as another exception to the rules summarized in the preceding paragraph, rents paid to us by our TRS should qualify as “rents from real property” if (1) at least 90% of the leased space of the applicable property is rented to persons other than the TRS, and (2) the rents paid by the TRS to us are substantially comparable to rents paid by other tenants for comparable space with respect to the property.

A third requirement for qualification of our rent as “rents from real property” is that the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each hotel, we believe either that the personal property ratio is less than 15% or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of the personal property ratio or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 95% or 75% gross income test and thus could lose our REIT status.

A fourth requirement for qualification of our rent as “rents from real property” is that, other than within the 1% de minimis exception described above (i.e., we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property) and other than through a TRS, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an eligible independent contractor who is adequately compensated and from whom we do not derive or receive any income. Provided that the percentage leases are respected as true leases, we should satisfy this requirement because the Partnerships will not perform any services other than customary services. Furthermore, with respect to other hotel properties that we acquire in the future, we will not perform noncustomary services.

If a portion of our rent from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we could lose our REIT status. If the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs, or (3) we furnish noncustomary services to the lessee of the hotel, other than through an independent contractor, none of the rent from that hotel would qualify as “rents from real property.” In that case, we likely would be unable to satisfy either the 75% or 95% gross income test and, as a result, we could lose our REIT status. However, in either situation we may still qualify as a REIT if the relief described below under “—Failure to Satisfy Gross Income Tests” is available to us.

In addition to the percentage rent, the TRS Lessee is required to pay to the Partnerships certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that the Partnerships are obligated to pay to third parties such as a lessee’s proportionate share of a property’s operational or capital expenses, or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges represent interest that is accrued on the late payment of the rent or additional charges, such charges will not qualify as “rents from real property,” but instead should be treated as interest that qualifies for the 95% gross income test.

Interest

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Additionally, amounts based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT, are not excluded from the term “interest”. Furthermore, if a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Prohibited Transactions

A REIT will incur a 100% tax on the net income (including any foreign currency gain or loss, if any, included in such net income after July 30, 2008) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets are held primarily for sale to customers and that a sale of any such assets would not be in the ordinary course of the owning entity’s business. We will attempt to comply with the terms of the safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot provide assurance, however, that we can comply with such safe-harbor provisions or that we will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

We undertook a specific disposition program beginning in 2001 that included the sale of 23 hotels through December 31, 2004. We held the disposed hotels for an average period of eight years and did not acquire the hotels for purposes of resale. Accordingly, we do not believe any of those hotels were held primarily for sale in the ordinary course of our trade or business. However, if the Internal Revenue Service would successfully assert that we held such hotels primarily for sale in the ordinary course of our business, the gain from such sales could be subject to a 100% prohibited transaction tax; however, any such income from such sales would not be included in our gross income for purposes of the 75% and 95% gross income tests.

Foreclosure Property

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. However, income from qualified foreclosure property will be included in our gross income for purposes of the 75% and 95% gross income tests and the gain from the sale of such qualified foreclosure property should be exempt from the 100% tax on prohibited transactions. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of such REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which such REIT makes a proper election to treat such property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on such property, other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

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which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

As a result of the rules with respect to foreclosure property, if (1) a lessee defaults on its obligations under a percentage lease, (2) we terminate the lessee’s leasehold interest, and (3) we are unable to find a replacement lessee for the hotel within 90 days of such foreclosure, gross income from hotel operations conducted by us from such hotel would cease to qualify for the 75% and 95% gross income tests unless we are able to hire an independent contractor to manage and operate the hotel. In such event, we might be unable to satisfy the 75% and 95% gross income tests and, thus, might fail to qualify as a REIT.

Hedging Transactions

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase such items and futures and forward contracts.

If we enter into a transaction in the normal course of our business primarily to manage risk of interest rate, price changes or currency fluctuations with respect to any item of income or gain that would be qualified income under the 75% or 95% gross income tests (or any property which generates such qualified income or gain), including gain from the termination of such a transaction, and we properly identify the “hedges” as required by the Code and Treasury regulations, the income from the transaction will be excluded from gross income for purposes of the 95% gross income test and the 75% gross income test (after July 30, 2008). In addition, our gross income, for purposes of the 75% (after July 30, 2008) and 95% gross income tests, will not include any of our gross income from properly identified “hedges”, including any gain from the sale or disposition of such a transaction, to the extent the transaction hedges any indebtedness incurred (or to be incurred) by us to acquire or carry real estate assets.

We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. The REIT income and asset rules may limit our ability to hedge loans or securities acquired as investments.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not willful neglect; and

•

following our identification of the failure to meet one or both gross income tests for a taxable year, a description of each item of our gross income included in the 75% and 95% gross income tests is set forth in a schedule for such taxable year and filed as specified by Treasury regulations.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

•	First, at least 75% of the value of our total assets must consist of:

(1)	cash or cash items, including certain receivables and certain foreign currency;

(2)	government securities;

(3)	real property and interests in real property, (including leaseholds and options to acquire real property and leaseholds);

(4)	interests in mortgages on real property;

(5)	stock in other REITs; and

(6)	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

•	Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

•	Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

•	Fourth, no more than 20% (25% for tax years beginning after July 30, 2008) of the value of our total assets may consist of the securities of one or more TRSs.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS or mortgage loans that constitute real estate assets or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

•

“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any TRS in which we own more than 50% of the voting power or value of the stock hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

–	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

–	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

•

Any debt instrument issued by an entity treated as a partnership for federal income tax purposes, and not described in the preceding bullet points, if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Income Tests.”

If we failed to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter, and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets or because of a change in the foreign currency exchange rates used to value any foreign assets, and, in either case, was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose. If we fail to satisfy the 5% asset test or the 10% vote or value test for a particular quarter and do not correct it within the 30-day period described in the prior sentence, we will not lose our REIT status if the failure is due to the ownership of assets, the total value of which does not exceed the lesser of (i) 1% of the total value of our assets at the end of the quarter for which such measurement is done or (ii) $10,000,000; provided in either case that, we either dispose of the assets within 6 months after the last day of the quarter in which we identify the failure (or such other time period prescribed by the Treasury), or otherwise meet the requirements of those rules by the end of such time period. In addition, if we fail to meet any asset test for a particular quarter, other than a de minimis failure described in the preceding sentence, we still will be deemed to have satisfied the requirements if: (1) following our identification of the failure, we file a schedule with a description of each asset that caused the failure in accordance with regulations prescribed by the Treasury; (2) the failure was due to reasonable cause and not willful neglect; (3) we dispose of the assets within 6 months after the last day of the quarter in which the identification occurred (or such other time period prescribed by the Treasury) or the requirements of the rules are otherwise met within such period; and (4) we pay a tax on the failure which is the greater of $50,000 or the amount determined by multiplying the highest rate of income tax for corporations (currently 35%) by the net income generated by the assets for the period beginning on the first date of the failure and ending on the date we have disposed of the assets or otherwise satisfy the requirements.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•

the sum of (1) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration. Any dividends declared in the last three months of the taxable year, payable to shareholders of record on a specified date during such period, will be treated as paid on December 31 of such year if such dividends are distributed during January of the following year.

We will pay federal income tax on our taxable income, including net capital gain, that we do not distribute to our shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain net income for such year; and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—Taxation of Taxable U.S. Shareholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses, and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. In addition, we may not deduct recognized capital losses from our “REIT taxable income.” Any taxes or penalties paid as a result of our failure to satisfy one or more requirements for REIT qualification, other than the 95% and 75% income tests and the asset tests, are deducted from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the 4% nondeductible excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends in order to raise sufficient cash to satisfy the distribution requirement.

Recordkeeping Requirements

We must maintain certain records to qualify as a REIT. To avoid a monetary penalty, we must request annually certain information from our shareholders designed to disclose the actual ownership of our outstanding shares of capital stock. We intend to comply with such requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Income Tests” and “—Asset Tests.”

If we were to fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax on our taxable income at regular corporate rates and any applicable alternative minimum tax. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to our shareholders. In fact, we would not be required to distribute any amounts to our shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable to individual, trust, and estate taxpayers at capital gains rates. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxable REIT Subsidiaries

As described above, we formed a TRS, TRS Leasing, Inc., which has three wholly-owned subsidiaries, TRS Subsidiary, LLC, SPPR TRS Subsidiary, LLC and SPPR-BMI TRS Subsidiary, LLC, each of which is a disregarded entity for federal income tax purposes (together, the “TRS Lessee”). A TRS is a fully taxable corporation for which a TRS election is properly made. A TRS may (1) lease qualified lodging facilities or qualified health care properties from us under certain circumstances, (2) provide services to our tenants, and (3) perform activities unrelated to our tenants, such as third-party management, development and other independent business activities. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% (25% for tax years beginning after July 30, 2008) of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.

A TRS may not directly or indirectly operate or manage any qualified lodging facilities or qualified health care properties or provide rights to any brand name under which any such facilities or properties are operated. However, rents received by us from a TRS pursuant to a hotel lease will qualify as “rents from real property” as long as the hotel is operated on behalf of the TRS by a person who satisfies the following requirements:

•

such person is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” or “qualified health care properties”, respectively, for any person unrelated to us and the TRS;

•	such person does not own, directly or indirectly, more than 35% of our capital stock;

•	no more than 35% of such person is owned, directly or indirectly, by one or more persons owning 35% or more of our capital stock; and

•	we do not directly or indirectly derive any income from such person.

A “qualified lodging facility” is a hotel, motel, or other establishment in which more than one-half of the dwelling units are used on a transient basis, unless wagering activities are conducted at, or in connection with, such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis.

We have formed and made a timely election with respect to the TRS Lessee, which leases each of our hotels. Additionally, we may form or acquire additional TRSs in the future. Our hotels are managed by Royco Hotels Inc. and HLC Hotels Inc., each of which qualifies as an “eligible independent contractor.”

Taxation of Distributions or Dividends to U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of our capital stock (including our common and preferred stock) that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

As long as we qualify as a REIT, (1) a taxable “U.S. shareholder” must take into account distributions that are made out of our current or accumulated earnings and profits and that we do not designate as capital gain dividends or retained long-term capital gain as ordinary income, and (2) a U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. For purposes of determining whether a distribution is made of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred share dividends and then to our common share dividends. In addition, dividends paid to a U.S. shareholder as ordinary income generally will not qualify for the 15% tax rate for “qualified dividend income.” Legislation enacted in 2003 and 2006 reduced the maximum tax rate for taxpayers taxed at individual rates on qualified dividend income from 38.6% to 15% for tax years 2003 through 2010. Without further congressional action, the maximum tax rate on qualified dividend income will move to 39.6% in 2011. Qualified dividend income generally includes most dividends paid by U.S. corporations but does not generally include ordinary REIT dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as our TRS Lessee, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our capital stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our capital stock becomes ex-dividend.

A U.S. shareholder generally will report distributions that we designate as capital gain dividends as long-term capital gain (to the extent the distributions do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. shareholder has held our capital stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See “—Capital Gains and Losses.” A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain, to the extent that we designate such amount in a timely notice to such shareholder. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its capital stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. shareholder to the extent that it does not exceed the adjusted tax basis of the U.S. shareholder’s capital stock. Instead, such distribution will reduce the adjusted tax basis of such capital stock. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted tax basis in its capital stock, such shareholder will recognize long-term capital gain, or short-term capital gain if the capital stock has been held for one year or less, assuming the capital stock is a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we will carry over such losses for potential offset against our future income generally. Taxable distributions from us and gain from the disposition of our capital stock will not be treated as passive activity income, and, therefore, U.S. shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our capital stock generally will be treated as investment income for purposes of the investment interest limitations.

We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on Sale or Disposition of Capital Stock

When a U.S. shareholder sells or otherwise disposes of its capital stock in us (including any common stock or preferred stock), the shareholder will recognize gain or loss in amount equal to the difference between (1) the amount of cash and the fair market value of any property received on the sale or other disposition (less any portion thereof attributable to accrued but unpaid dividends, which will be taxed as a dividend to the extent of our current and accumulated earnings and profits), and (2) the shareholder’s adjusted tax basis in the capital stock. In general, a U.S. shareholder who is not a dealer in securities will treat any gain or loss recognized upon the sale or disposition of our capital stock as long-term capital gain or loss, if the U.S. shareholder has held the capital stock for more than one year, otherwise, as short-term capital gain or loss.

However, a U.S. shareholder must treat any loss recognized upon a sale or disposition of our capital stock held by such shareholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. shareholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. shareholder recognizes upon a sale or disposition of our capital stock may be disallowed if the U.S. shareholder purchases other capital stock issued by us within 30 days before or after the disposition.

Taxation of U.S. Shareholders on Redemption of Capital Stock

Any redemption of a U.S. shareholder’s capital stock (including any common stock or preferred stock) for cash will be a taxable transaction for the shareholder.

If the redemption of a U.S. shareholder’s capital stock for cash is treated as a “sale” of such capital stock for federal income tax purposes, the shareholder’s income tax consequences will be the same as those described above in “—Taxation of U.S. Shareholders on Sale or Disposition of Capital Stock”. In general, a redemption will be treated as a sale under Section 302 of the Code if the redemption is (1) not “essentially equivalent to a dividend”, (2) “substantially disproportionate” with respect to the shareholder, or (3) in “complete redemption” of all of the capital stock owned by the shareholder in us, all as defined in Section 302 of the Code. In determining whether any of these Section 302 tests have been met, a U.S. shareholder must take into account all of our capital stock it actually owns along with any of our capital stock that it constructively owns within the meaning of Section 318 of the Code.

A distribution of cash by us to a U.S. shareholder in a redemption may satisfy the “not essentially equivalent to a dividend” test if the redemption results in a “meaningful reduction” in the shareholder’s overall capital stock ownership in us, after taking into account all of the shares of our capital stock actually and constructively owned by the shareholder (regardless of class or series). Whether a redemption of a U.S. shareholder’s capital stock will result in a meaningful reduction of the shareholder’s overall capital stock ownership in us will depend on the shareholder’s particular facts and circumstances.

A distribution of cash by us to a U.S. shareholder in a redemption may satisfy the “substantially disproportionate” test if (1) the percentage of our outstanding voting capital stock owned by the shareholder (actually and constructively) immediately following the redemption is less than 80% of the percentage of our outstanding voting capital stock owned by the shareholder (actually and constructively) immediately before the redemption, and (2) immediately following the redemption, the shareholder actually and constructively owns less than 50% of the total combined voting power in us. Because our preferred stock is generally non-voting stock, a shareholder would have to reduce such shareholder’s stock ownership in our voting capital stock (if any) to satisfy this test.

A distribution of cash by us to a U.S. shareholder in a redemption may satisfy the “complete termination” test if either (1) all of the capital stock (including all common or preferred stock) that the shareholder owns in us (actually and constructively) is redeemed, or (2) all of the capital stock (including all common stock or preferred stock) that the shareholder actually owns in us is redeemed, and the shareholder is eligible to waive, and effectively waives, the attribution of all of our capital stock that is treated as constructively owned by the shareholder in accordance with the provisions set forth in Section 302 of the Code.

If a redemption of a U.S. shareholder’s capital stock does not meet one of the tests described in Section 302 of the Code, a distribution of cash by us to a U.S. shareholder in a redemption will be treated as a dividend to such shareholder and will be generally taxed at ordinary income tax rates in accordance with the provisions summarized herein at “—Taxation of Distributions or Dividends to U.S. Shareholders” for ordinary (and not capital gain) dividends. In such event, the U.S. shareholder’s adjusted tax basis in its redeemed capital stock should be transferred to its remaining capital stock in us (if any). If the U.S. shareholder does not own any further shares of our capital stock, the U.S. shareholder’s adjusted tax basis in its redeemed capital stock may, under certain circumstances, be transferred to a related party or it may be lost entirely.

Capital Gains and Losses of U.S. Shareholders

A U.S. shareholder generally must hold a capital asset for more than one year for gain or loss derived from the sale or exchange of the capital asset to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 35%. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 15% (through 2010) for sales and exchanges of capital assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of our capital gain distributions to any shareholders who fail to certify their non-foreign status to us. See “—Taxation of Non-U.S. Shareholders.”

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, such entities are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has published a revenue ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that, the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of our capital stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, if we are a “pension-held REIT,” a qualified employee pension or profit sharing trust that owns more than 10% of our shares of capital stock is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. That percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares of capital stock only if:

•	the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust (see “—Requirements for Qualification” above); and

•

either (1) one pension trust owns more than 25% of the value of our capital stock or (2) a group of pension trusts individually holding more than 10% of the value of our capital stock and collectively owns more than 50% of the value of our capital stock.

The ownership and transfer restrictions in our articles of incorporation reduce the risk that we may become a “pension-held REIT.”

Taxation of Non-U.S. Shareholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, “non-U.S. shareholders”) are complex. This section is only a limited summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of our capital stock, including any reporting requirements.

A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of United States real property interests, as defined below, and that we do not designate as a capital gain dividend, will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, lower withholding rates do not apply to dividends from REITs. However, if a distribution is treated as effectively-connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions. A non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits, which is not attributable to or treated as attributable to the disposition by us of a “United States real property interest”, if the excess portion of such distribution does not exceed the adjusted tax basis of its capital stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such capital stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted tax basis of its capital stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its capital stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

A non-U.S. shareholder will incur tax on any distribution made by us to the extent attributable to gain from sales or exchanges of “United States real property interests” under special provisions of the federal income tax laws referred to as “FIRPTA.” The term “United States real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively-connected with a U.S. business of the non-U.S. shareholder. Any distribution with respect to a class of stock which is regularly traded on an established securities market located in the United States shall not be treated as gain recognized from the sale or exchange of a United States real property interest if the non-U.S. shareholder did not own more than 5% of such class of stock with respect to which the distribution was made at any time during the one year preceding the distribution. The distribution will be treated as an ordinary dividend to the non-U.S. shareholder and taxed as an ordinary dividend that is not a capital gain. A non-U.S. shareholder is not required to file a U.S. federal income tax return by reason of receiving such a distribution, and the branch profits tax no longer applies to such a distribution. However, the distribution will be subject to U.S. federal income tax withholding as an ordinary dividend as described above.

A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our capital stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our capital stock. We cannot assure you that that test will be met. However, a non-U.S. shareholder that owned (actually or constructively) 5% or less of our capital stock at all times during a specified testing period will not incur tax under FIRPTA with respect to any such gain if the capital stock is “regularly traded” on an established securities market in the United States. To the extent that our capital stock becomes regularly traded on an established securities market in the United States, a non-U.S. shareholder should not incur tax under FIRPTA unless it owns more than 5% of such stock. If the gain on the sale of the capital stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

Tax Aspects of Our Investments in the Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in the Partnerships. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly-traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. Each Partnership intends to be classified as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes, and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership, and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the private placement exclusion.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships (or disregarded entities, if the entity has only one owner or member) for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership or a disregarded entity, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “—Income Tests” and “—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties. Income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

Under our Partnerships’ partnership agreements, depreciation or amortization deductions of each Partnership generally will be allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that the Partnership is required, under the federal income tax laws governing partnership allocations, to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to the Partnership will be specially allocated to the contributing partners to the extent of any built-in gain or built-in loss with respect to such property for federal income tax purposes.

Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in the Partnerships generally is equal to:

•	the amount of cash and the adjusted tax basis of any other property contributed by us to the Partnerships;

•	increased by our allocable share of the Partnerships’ income and our allocable share of indebtedness of the Partnerships; and

•

reduced, but not below zero, by our allocable share of the Partnerships’ loss and the amount of cash and property (at fair market value) distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of the Partnerships.

If the allocation of our distributive share of the Partnerships’ loss would reduce the adjusted tax basis of our partnership interest in the Partnerships below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the Partnerships’ distributions, or any decrease in our share of the indebtedness of the Partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to the Operating Partnerships. To the extent that the Partnerships acquire their hotels in exchange for cash, the initial basis in such hotels for federal income tax purposes generally was or will be equal to the purchase price paid by the Partnerships. The Partnerships depreciate such depreciable hotel property under either the modified accelerated cost recovery system of depreciation (“MACRS”) or the alternative depreciation system of depreciation (“ADS”). The Partnerships use MACRS for furnishings and equipment. Under MACRS, the Partnerships generally depreciate such furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Partnerships place more than 40% of their furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. A first-year “bonus” depreciation deduction equal to 50% of the adjusted basis of qualified property is available for qualified property placed in service after December 31, 2007. “Qualified Property” includes qualified leasehold improvement property and property with a recovery period of less than 20 years, such as furnishings and equipment at our hotels. “Qualified leasehold improvement property” generally includes improvements made to the interior of nonresidential real property pursuant to a lease that are placed in service more than three years after the date the building was placed in service. In addition, certain qualified leasehold improvement property may be depreciated over a 15-year recovery period using a straight method and a half-year convention. The Partnerships use ADS for buildings and improvements. Under ADS, the Partnerships generally depreciate such buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention.

To the extent that the Partnerships acquire hotels in exchange for units of limited partnership interest, the initial basis in each hotel for federal income tax purposes should be the same as the transferor’s basis in that hotel on the date of acquisition. Although the law is not entirely clear, the Partnerships generally depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The Partnerships’ tax depreciation deductions are allocated among the partners in accordance with their respective interests in the Partnerships, except to the extent that the Partnerships are required under the federal income tax laws to use a method for allocating depreciation deductions attributable to the hotels or other contributed properties that results in our receiving a disproportionately large share of such deductions.

Sale of a Partnership’s Property

Generally, any gain realized by us or a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners who contributed such properties to the extent of their built-in gain or built-in loss on those properties for federal income tax purposes. The partners’ built-in gain or built-in loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “Federal Income Tax Consequences of Our Status as a REIT—Income Tests.” We, however, do not presently intend to acquire or hold or to allow any Partnerships to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnerships’ trade or business.

State and Local Taxes

We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon your investment in our capital stock.

PLAN OF DISTRIBUTION

Except to the extent the plan administrator purchases our common stock in the open market or in privately negotiated transactions with third parties, the common stock acquired under the plan will be issued by us through the plan. These shares may be resold in market transactions (including coverage of short positions) on any national security exchange or automated quotation system on which our common stock trades or is quoted, or in privately negotiated transactions. Our common stock is currently listed on the Nasdaq Global Market.

From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price acquired through the reinvestment of dividends under the plan.

Upon your withdrawal from the plan by the sale of our common stock held under the plan, you will receive the proceeds of such sale less a $15.00 service fee per transaction and a $.10 per share commission to the plan administrator and any other applicable fees.

Our common stock may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our common stock in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL MATTERS

The legality of our common stock being offered by this prospectus is being passed upon for Supertel Hospitality, Inc. by the law firm of McGrath North Mullin & Kratz, PC LLO. In addition, the description of federal income tax consequences contained in the section of this prospectus entitled “Certain Material Federal Income Tax Considerations” is based on the opinion of McGrath North Mullin & Kratz, PC LLO.

EXPERTS

The consolidated financial statements and related financial schedule III of Supertel Hospitality, Inc. and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2007 contains an explanatory paragraph that states Supertel Hospitality, Inc. acquired 15 Masters Inn hotels during 2007, and management excluded from its assessment of the effectiveness of Supertel Hospitality, Inc.’s internal control over financial reporting as of December 31, 2007, Masters Inn’s internal control over financial reporting associated with total assets of $43.4 million and total revenues of $9.9 million included in the consolidated financial statements of Supertel Hospitality, Inc. and subsidiaries as of and for the year ended December 31, 2007. The audit of internal control over financial reporting of Supertel Hospitality, Inc. also excluded an evaluation of the internal control over financial reporting of the 15 Masters Inn hotels.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following sets forth estimated expenses to be incurred by Supertel Hospitality in connection with the offering described in this registration statement:

Item	Amount
SEC Registration Fee	$179
Printing Expenses*	$5,000
Accounting Fees and Expenses*	$10,000
Legal Fees and Expenses*	$20,000
Miscellaneous Expenses*	$4,821

TOTAL	$40,000

*	Estimated

Item 15.	Indemnification of Directors and Officers

The articles of incorporation of Supertel Hospitality contain a provision which, subject to certain exceptions described below, eliminates the liability of a director or officer to Supertel Hospitality or its shareholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent that it is proved that the director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

Supertel Hospitality’s articles of incorporation also require Supertel Hospitality to indemnify any director or officer who is or was a party to a proceeding, including a proceeding by or in the right of Supertel Hospitality, by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of Supertel Hospitality as a director, officer, employee or agent of another entity, provided that the board of directors determines that the conduct in question was in the best interest of Supertel Hospitality and such person was acting on behalf of Supertel Hospitality. A director or officer of Supertel Hospitality is entitled to be indemnified against all liabilities and expenses incurred by the director or officer in the proceeding, except such liabilities and expenses as are incurred if such person engaged in gross negligence, willful misconduct or a knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, a director or officer also is entitled to have Supertel Hospitality make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt of a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. The board of directors of Supertel Hospitality also has the authority to extend to any person who is an employee or agent of Supertel Hospitality, or who is or was serving at the request of Supertel Hospitality as a director, officer, employee or agent of another entity, the same indemnification rights held by directors and officers, subject to the same conditions and obligations described above.

Item 16.	Exhibits

Exhibit Number	Description

4.1	Second Amended and Restated Articles of Incorporation of Supertel Hospitality (incorporated by reference to Exhibit 3.1 of Supertel Hospitality’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008).

4.2	Bylaws of Supertel Hospitality (incorporated by reference to Exhibit 3.1 of Supertel Hospitality’s Current Report on Form 8-K dated December 6, 2007).

4.3	Form of Common Stock Certificate (incorporated by references to Exhibit 4.4 of Supertel Hospitality’s Registration Statement No. 333-129736).

5.1	Opinion of McGrath North Mullin & Kratz, PC LLO.

8.1	Opinion of McGrath North Mullin & Kratz, PC LLO with respect to tax matters.

10.1	Third Amended and Restated Agreement of Limited Partnership of Supertel Limited Partnership (incorporated by reference to Exhibit 10.1 to Supertel Hospitality’s Annual Report on Form 10-K for the year ended December 31, 2005).

23.1	Consent of McGrath North Mullin & Kratz, PC LLO (included in Exhibit 5.1).

23.2	Consent of McGrath North Mullin & Kratz, PC LLO (included in Exhibit 8.1).

23.5	Consent of KPMG LLP.

24.1	Powers of Attorney.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, State of Nebraska, on the 12th of September, 2008.

SUPERTEL HOSPITALITY, INC.

By:	/s/ Paul J. Schulte
Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 12th day of September, 2008.

Signature	Title

/s/ Paul J. Schulte Paul J. Schulte	Chairman, Chief Executive Officer and President

/s/ Donavon A. Heimes Donavon A. Heimes	Chief Financial Officer and Corporate Secretary

Steve H. Borgmann*	Director

Loren Steele*	Director

Joseph Caggiano*	Director

Jeffrey M. Zwerdling.*	Director

Allen L. Dayton*	Director

George R. Whittemore*	Director

Patrick J. Jung*	Director

*Paul J. Schulte, by signing his name hereto, signs this registration statement on behalf of each of the persons indicated. A power-of-attorney authorizing Paul J. Schulte to sign this registration statement on behalf of each of the indicated directors of Supertel Hospitality, Inc. has been filed hereto as Exhibit 24.1.

By:	/s/ Paul J. Schulte
Paul J. Schulte Attorney-In-Fact

INDEX OF EXHIBITS

Exhibit Number	Description

4.1	Second Amended and Restated Articles of Incorporation of Supertel Hospitality (incorporated by reference to Exhibit 3.1 of Supertel Hospitality’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008).

4.2	Bylaws of Supertel Hospitality (incorporated by reference to Exhibit 3.1 of Supertel Hospitality’s Current Report on Form 8-K dated December 6, 2007).

4.3	Form of Common Stock Certificate (incorporated by references to Exhibit 4.4 of Supertel Hospitality’s Registration Statement No. 333-129736).

5.1	Opinion of McGrath North Mullin & Kratz, PC LLO.

8.1	Opinion of McGrath North Mullin & Kratz, PC LLO with respect to tax matters.

10.1	Third Amended and Restated Agreement of Limited Partnership of Supertel Limited Partnership (incorporated by reference to Exhibit 10.1 to Supertel Hospitality’s Annual Report on Form 10-K for the year ended December 31, 2005).

23.1	Consent of McGrath North Mullin & Kratz, PC LLO (included in Exhibit 5.1).

23.2	Consent of McGrath North Mullin & Kratz, PC LLO (included in Exhibit 8.1).

23.5	Consent of KPMG LLP.

24.1	Powers of Attorney.